Exhibit 99.1

EXPLANATORY NOTE

Plus Therapeutics, Inc. (“we,” “our” or the “Company”) is filing this Exhibit 99.1 to our Current Report on Form 8-K (this “Exhibit”) to revise and recast our historical consolidated financial statements and other information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “2018 10-K”). The information included in this Exhibit presents the financial results of our former Cell Therapy business and related assets (as described below) as a discontinued operation and retroactively adjusts all share and per share amounts to reflect the August 2019 Reverse Stock Split (as defined below) for all periods presented. These updates are consistent with the presentation of all share and per share disclosures and the presentation of discontinued operations included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 filed with the Securities and Exchange Commission (the “SEC”) on August 15, 2019, and with rules of the SEC requiring the reissuance of prior period financial statements included or incorporated by reference in a registration statement or proxy statement to retrospectively revise and reclassify such pre-event financial statements to reflect accounting changes, such as discontinued operations.

As previously disclosed, on March 30, 2019, the Company entered into an Asset and Share Sale and Purchase Agreement (the “Lorem Purchase Agreement”) with Lorem Vascular Pte. Ltd. (“Lorem”), pursuant to which, among other things, Lorem agreed to purchase the Company’s UK subsidiary, Cytori Ltd. (the “UK Subsidiary”), and the Company’s Cell Therapy assets, excluding such assets used in Japan or relating to the Company’s contract with the U.S. Department of Health and Human Service’s Biomedical Advanced Research and Development Authority (“BARDA”).  Both the Company and Lorem made customary representations, warranties and covenants in the Lorem Purchase Agreement. The transaction was completed on April 24, 2019 and the Company received $4.0 million of cash proceeds, of which $1.7 million was used to pay down principal, interest and fees under the Loan and Security Agreement, dated May 29, 2015 (the “Loan and Security Agreement”), as amended, with Oxford Finance, LLC (“Oxford”).

In addition, as previously disclosed, on April 19, 2019, the Company entered into an Asset and Share Sale and Purchase Agreement (the “Shirahama Purchase Agreement”) with Seijirō Shirahama, pursuant to which, among other things, Mr. Shirahama agreed to purchase the Company’s Japanese subsidiary, Cytori Therapeutics, K.K. (the “Japanese Subsidiary”), and substantially all of the Company’s Cell Therapy assets used in Japan. Both the Company and Mr. Shirahama made customary representations, warranties and covenants in the Shirahama Purchase Agreement. The transaction was completed on April 25, 2019 and the Company received $3.0 million of cash proceeds, of which $1.4 million was used to pay down principal, interest and fees under the Loan and Security Agreement.

As a result of the Company entering into the Lorem Purchase Agreement and the Shirahama Purchase Agreement, the Cell Therapy business is accounted for as a discontinued operation for all periods presented in this Exhibit.

On July 29, 2019, the Company amended its Certificate of Incorporation with the State of Delaware to change its corporate name from Cytori Therapeutics, Inc. to Plus Therapeutics, Inc. The Company also changed its trading symbol for its common stock on the Nasdaq Capital Market to “PSTV”. Additionally, the Company changed its trading symbol for its Series S warrants to “PSTVZ”.

In addition, as previously disclosed, on August 5, 2019, following stockholder and Board approval, the Company filed a Certificate of Amendment (the “August 2019 Amendment”) to its Amended and Restated Certificate of Incorporation (the “Amendment”), as amended, with the Secretary of State of the State of Delaware to effectuate a one-for-fifty (1:50) reverse stock split (the “August 2019 Reverse Stock Split”) of its common stock, par value $0.001 per share, without any change to its par value or authorized number of common stock. The August 2019 Amendment became effective on the filing date. The August 2019 Reverse Stock Split became effective for trading purposes as of the commencement of trading on the Nasdaq Capital Market on August 6, 2019. There was no change in the Company’s Nasdaq ticker symbol, “PSTV,” as a result of the August 2019 Reverse Stock Split. Upon effectiveness, each 50 shares of issued and outstanding Common Stock were converted into one newly issued and outstanding share of Common Stock. The Company’s 5,000,000 shares of authorized Preferred Stock were not affected by the August 2019 Reverse Stock Split. No fractional shares were issued in connection with the August 2019 Reverse Stock Split. Any fractional shares of Common Stock that would have otherwise resulted from the August 2019 Reverse Stock Split were rounded up to the nearest whole share. Outstanding equity awards and the shares available for future grant under the Company’s Amended and Restated 2004 Equity Incentive Plan, 2011 Employee Stock Purchase Plan, 2014 Amended and Restated Equity Incentive Plan and 2015 New Employee Incentive Plan were proportionately reduced (rounded down to the nearest whole share), and the exercise prices of outstanding equity awards were proportionately increased (rounded up to the nearest whole cent) to give effect to the August 2019 Reverse Stock Split. As a result of the August 2019 Reverse Stock Split, all share and per share amounts have been adjusted retroactively for all periods presented in this Exhibit.

The information included in this Exhibit is presented in connection with the reporting changes described above and does not otherwise amend or restate our audited consolidated financial statements that were included in the 2018 10-K. Unaffected items and unaffected portions of the 2018 10-K have not been repeated in, and are not amended or modified by this Exhibit. This Exhibit does not reflect events occurring after we filed the 2018 10-K and does not modify or update the disclosures therein in any way, other than to reflect the presentation of our former Cell Therapy business as a discontinued operation and to retroactively adjust all share and per share amounts to reflect the August 2019 Reverse Stock Split, as described above, and, where appropriate and as indicated, to reflect a more recent status of certain of our ongoing development programs. Therefore, this Exhibit should be read in conjunction with our other filings made with the SEC, including, and subsequent to, the date of the 2018 10-K.

Accordingly, this Exhibit revises the following portions of the 2018 10-K:

•	Item 6. Selected Financial Data
•	Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
•	Item 8. Financial Statements and Supplementary Data
•	Item 15 (a) (2) Financial Statement Schedules

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

This Exhibit contains certain statements that may be deemed “forward-looking statements” within the meaning of U.S. securities laws.  All statements, other than statements of historical fact, that address activities, events or developments that we intend, expect, project, believe or anticipate and similar expressions or future conditional verbs such as will, should, would, could or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

These statements include, without limitation, statements about our anticipated expenditures, including research and development, sales and marketing, and general and administrative expenses; the potential size of the market for our products; future development and/or expansion of our products and therapies in our markets, our ability to generate product or development revenues and the sources of such revenues; our ability to effectively manage our gross profit margins; our ability to obtain and maintain regulatory approvals; expectations as to our future performance; portions of the “Liquidity and Capital Resources” section of this Exhibit, including our potential need for additional financing and the availability thereof; our ability to continue as a going concern; our ability to remain listed on the Nasdaq Capital Market; our ability to repay or refinance some or all of our outstanding indebtedness and our ability to raise capital in the future; and the potential enhancement of our cash position through development, marketing, and licensing arrangements. Our actual results will likely differ, perhaps materially, from those anticipated in these forward-looking statements as a result of various factors, including: the early stage of our product candidates and therapies, the results of our research and development activities, including uncertainties relating to the clinical trials of our product candidates and therapies; our need and ability to raise additional cash, the outcome of our partnering/licensing efforts, risks associated with laws or regulatory requirements applicable to us, market conditions, product performance, potential litigation, and competition within the regenerative medicine field, to name a few. The forward-looking statements included in this Exhibit are subject to a number of additional material risks and uncertainties, including but not limited to the risks described under the “Risk Factors” in Part I, Item 1A of the 2018 10-K, which we encourage you to read carefully.

We caution you not to place undue reliance on the forward-looking statements contained in this Exhibit. These statements, like all statements in this Exhibit, speak only as of the date of this Exhibit (unless an earlier date is indicated) and we undertake no obligation to update or revise the statements except as required by law.  Such forward-looking statements are not guarantees of future performance.

Item 6. Selected Financial Data

The selected data presented below under the captions “Consolidated Statements of Operations and Comprehensive Loss”, “Consolidated Statements of Cash Flows” and “Consolidated Balance Sheet Details” for, and as of the end of, each of the years in the two-year period ended December 31, 2018, are derived from, and should be read in conjunction with, our audited consolidated financial statements. The consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2018, which have been audited by BDO USA, LLP, an independent registered public accounting firm, and their report thereon, is included elsewhere in this Exhibit. This data has been updated to account for the cell therapy business as a discontinued operation and to retroactively reflect the August 2019 Reverse Stock Split for all periods presented.

The information contained in this table should also be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto included elsewhere in this Exhibit:

Consolidated Statements of Operations and Comprehensive Loss (in thousands)

	For the Years Ended December 31,
	2018	2017
Development revenues:
Government contracts and other	$2,983	$3,722
	2,983	3,722
Operating expenses:
Research and development	5,523	5,073
Sales and marketing	643	1,341
General and administrative	5,579	6,700
In process research and development acquired from Azaya	—	1,686
Total operating expenses	11,745	14,800
Operating loss	(8,762)	(11,078)
Other income (expense):
Interest income	43	33
Interest expense	(1,922)	(2,049)
Change in fair value of warrants	2,233	—
Issuance cost of warrants	(470)	—
Total other expense	(116)	(2,016)
Loss from continuing operations	(8,878)	(13,094)
Loss from discontinued operations	(3,756)	(9,592)
Net loss	$(12,634)	$(22,686)

Loss from continuing operations	(8,878)	(13,094)
Beneficial conversion feature for convertible preferred stock	(2,487)	(3,977)
Net loss allocable to common stockholders - continuing operations	$(11,365)	$(17,071)
Net loss allocable to common stockholders – discontinued operations	(3,756)	(9,592)

Basic and diluted net loss per share attributable to common stockholders from continuing operations	$(65.37)	$(263.53)
Basic and diluted net loss per share allocable to common stockholders from discontinued operations	(21.61)	$(148.07)
Basic and diluted weighted average shares used in calculating net loss per share allocable to common stockholders	173,851	64,780

Comprehensive loss:
Net loss	$(12,634)	$(22,686)
Other comprehensive income – foreign currency translation adjustments	(169)	129
Comprehensive loss	$(12,803)	$(22,557)

Consolidated Statements of Cash Flows (in thousands)

	For the Years Ended December 31,
	2018	2017
Net cash used in operating activities	$(11,975)	$(18,128)
Net cash used in investing activities	(133)	(1,383)
Net cash provided by financing activities	7,168	16,815
Effect of exchange rate changes on cash and cash equivalents	16	11
Net decrease in cash and cash equivalents	(4,924)	(2,685)
Cash, cash equivalents, and restricted cash at beginning of year	10,225	12,910
Cash, cash equivalents, and restricted cash at end of year	$5,301	$10,225

Consolidated Balance Sheet Details (in thousands)

	As of December 31,
	2018	2017
Cash and cash equivalents	$5,261	$9,550
Working capital deficit	(10,608)	(6,589)
Assets held for sale	14,910	17,635
Total assets	23,991	31,615
Warrant liability	916	—
Liabilities held for sale	825	785
Total stockholders’ equity	5,225	13,000

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the notes to those financial statements appearing elsewhere in this Exhibit. This discussion contains forward-looking statements that involve significant risks and uncertainties. As a result of many factors, such as those set forth in Part I, Item 1A. Risk Factors of the 2018 10-K, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

Plus Therapeutics, Inc. is a clinical-stage pharmaceutical company focused on the discovery, development, and manufacturing scale up of complex and innovative treatments for patients battling cancer and other life-threatening diseases.

Our proprietary nanotechnology platform is currently centered around the enhanced delivery of a variety of drugs using novel liposomal encapsulation technology. Liposomal encapsulation has been extensively explored and undergone significant technical and commercial advances since it was first developed.  Our platform is designed to facilitate new delivery approaches and/or formulations of safe and effective, injectable drugs, potentially enhancing the safety, efficacy and convenience for patients and healthcare providers.

We plan to exploit our nanotechnology platform and expertise using a simple multi-step model that enables us to address unmet needs or underserved conditions while managing risks and minimizing development costs through: (1) mapping of the current and anticipated market landscape to clearly understand the clinical and commercial opportunities and defining nanotechnology options, (2) redesign of known, safe and effective active pharmaceutical ingredients with new nanotechnology, (3) manufacture-to-scale of the reformulated drug along with critical non-clinical (i.e. bench, animal) analyses, (4) evaluation of early-stage clinical utility with a focus on proving safety and defining efficacy over the current standard of care, and (5) partnering the innovative treatment for late-stage clinical trials, regulatory approval, and commercial launch.

Pipeline

We intend to build our pipeline by in-licensing and/or acquiring drugs for niche and orphan markets, initially in oncology, that address significant unmet or substantially underserved medical needs and that represent global revenue opportunities greater than $250 million. We intend to focus our pipeline on products that maximize our in-house expertise in nanoparticle drug design and complex formulation and leverage accelerated regulatory pathways by the U.S. Food and Drug Administration (FDA).

Our lead product candidate, DocePLUS, is a protein-stabilized PEGylated liposomal formulation of docetaxel, for which the process of preparation is patented.  The active pharmaceutical ingredient, docetaxel, was approved by the FDA in 1999 and commonly used for treating cancers of the breast, head, neck, stomach, prostate, and lung.

In nonclinical studies utilizing mouse tumor models (lung, prostate, pancreatic, and mesothelioma), DocePLUS exhibited anti-tumor activity and was well-tolerated.

A Phase 1 clinical trial was conducted under an approved FDA Investigational New Drug application to examine the safety, pharmacokinetics, and pharmacodynamics of DocePLUS in 29 patients with solid tumors. The completed and published trial demonstrated that DocePLUS has an acceptable tolerability, a favorable pharmacokinetic profile, as well as promising anti-tumor activity that we believe warrants further exploration in larger Phase 2 trials.

The development targets for DocePLUS are potentially broad, however our initial focus is to develop a new second-line treatment option for small cell lung cancer. Single-agent chemotherapy with IV topotecan is currently the only FDA approved drug for platinum-sensitive patients who relapse at least 60 days after initiation of first-line treatment.  Intravenously administered topotecan demonstrates activity in this population, however, overall response rate (24%), response duration (3.3 months), time to progression (3.1 months), and overall survival (5.8 months) were not statistically improved over CAV (cyclophosphamide, doxorubicin, and vincristine) treatment in a randomized comparative trial of patients with recurrent or progressive small cell lung cancer.  Patients receive 1.5 mg/m2 IV infusion of topotecan over 30 minutes daily for 5 consecutive days, starting on Day 1 of a 21-day cycle.  We believe there is a clinical need for more effective and convenient treatment options for patients with small cell lung cancer with platinum-sensitive disease who relapsed.

Besides potential safety and efficacy benefits of DocePLUS, the dosing regimen for DocePLUS in small cell lung cancer patients will be only a 60 minute infusion on a single day, starting on Day 1 of a 21-day cycle.  This approach will reduce the patient’s number of visits to an infusion center from 5 (IV topotecan) to 1 in a given 21-day cycle.  Overall, DocePLUS is intended to provide an effective, safe, and convenient therapeutic option for small cell lung cancer patients, thereby improving the quality of life for this population.

Recent key events associated with DocePLUS development include:

•	In September 2018, the FDA granted DocePLUS an orphan drug designation for the treatment of small cell lung cancer.
•

In the first half of 2019, we collaborated with an experienced global market evaluation firm in mapping the current and anticipated landscape, performing primary market research with U.S. medical oncologists and payers, suggesting small cell lung cancer as well as several other oncology targets represent compelling future disease targets with significant patient-benefit and revenue potential.
•

In July 2019, we announced receipt of FDA feedback including confirmation that a 505(b)(2) application appears to be an acceptable regulatory path with docetaxel injection as a potentially acceptable listed drug.  Furthermore, the FDA agreed that the completed nonclinical studies are sufficient to support the initiation of a clinical trial of DocePLUS in patients with platinum-sensitive small cell lung cancer who have progressed at least 60 days after initiation of first-line therapy.

Our next step is to conduct a Phase 2 clinical trial in small cell lung cancer under our existing, approved Investigation New Drug application. The goal of this trial is to assess safety and investigate efficacy signals in patients with platinum-sensitive small cell lung cancer who have progressed. The trial is also intended to support the statistical powering or a pivotal trial for the same indication.

We have also completed significant development work on DoxoPLUS, a generic version of Janssen’s DOXIL®/CAELYX®, a PEGylated liposomal encapsulated doxorubicin for the treatment of breast and ovarian cancer, multiple myeloma, and Kaposi’s sarcoma.  PEGylated liposomal encapsulated doxorubicin is a heavily relied upon chemotherapeutic used globally for treating many types of cancer.  We believe that data from a 38-patient European study of DoxoPLUS has met the statistical criteria for bioequivalence to CAELYX®, the current reference listed drug in Europe.  We believe that these bioequivalence data for DoxoPLUS can serve as a basis for a Marketing Authorization Application to be submitted to the European Medicines Agency, or EMA. The market size for PEGylated liposomal encapsulated doxorubicin in Europe is approximately $120 million. Our plan is to partner DoxoPLUS and we are currently in discussions with third parties.  We do not currently plan to expend any more of our own funds to advance DoxoPLUS.

While we are continually looking at other product development candidates, we do not currently have any active product candidates other than DocePLUS.

On April 24, 2019 we completed the sale transaction of our UK subsidiary, Cytori Ltd., and our Cell Therapy assets, and on April 25, 2019 we completed the sale of our Japanese subsidiary, Cytori Therapeutics, K.K., and substantially all of our Cell Therapy assets used in Japan.

Results of Operations

Continuing operations

Development revenues

Under our government contract with BARDA, we recognized a total of $3.0 million and $3.7 million in development revenues for the years ended December 31, 2018 and 2017, respectively which included allowable fees as well as cost reimbursements. During the years ended December 31, 2018 and 2017, we incurred $2.7 million and $3.5 million in qualified expenditures, respectively. The decrease in revenues for the year ended December 31, 2018 as compared to 2017 is primarily due to decreases in research and development activities related to our contract with BARDA as we began a new clinical phase of the contract.

The future: On July 21, 2019, we received an order from BARDA to suspend all work related to the RELIEF clinical trial, except for certain activities related to orderly close out of the trial and contract. Pursuant to the order, within a period no longer than 180 days (or by January 17, 2020), the contract will be terminated by BARDA.

Research and development expenses

Research and development expenses relate to the development of oncology drug program expenses, as well as the continued development efforts related to our clinical trials.

Research and development expenses include costs associated with the design, development, testing and enhancement of our product candidates, payment of regulatory fees, laboratory supplies, pre-clinical studies and clinical studies.

The following table summarizes the components of our research and development expenses for the years ended December 31, 2018 and 2017 (in thousands):

	Years ended December 31,
	2018	2017
General research and development	$5,464	$4,939
Share-based compensation	59	134
Total research and development expenses	$5,523	$5,073

The increase in research and development expenses for the year ended December 31, 2018 as compared to the same period in 2017 is primarily due to an increase in salaries and benefits of $0.8 million.

The future: We expect aggregate research and development expenditures remain at current levels for 2019, as we begin enrollment of our RELIEF clinical trial and our ongoing development efforts of ATI-0918 and ATI-1123.

Sales and marketing expenses

Sales and marketing expenses include costs of sales and marketing personnel, events and tradeshows, customer and sales representative education and training, primary and secondary market research, and product and service promotion. The following table summarizes the components of our sales and marketing expenses for the years ended December 31, 2018 and 2017 (in thousands):

	Years ended December 31,
	2018	2017
Sales and marketing	$617	$1,281
Share-based compensation	26	60
Total sales and marketing expenses	$643	$1,341

Sales and marketing expenses decreased by $0.7 million for the year ended December 31, 2018 as compared to the same period in 2017 primarily due to decreases of $0.5 million in salaries and benefits.

The future: We expect sales and marketing expenditures to remain at current levels for 2019, as we delay efforts on commercial readiness activities for Habeo in the U.S.

General and administrative expenses

General and administrative expenses include costs for administrative personnel, legal and other professional expenses, and general corporate expenses. The following table summarizes the general and administrative expenses for the years ended December 31, 2018 and 2017 (in thousands):

	Years ended December 31,
	2018	2017
General and administrative	$5,350	$6,245
Share-based compensation	229	455
Total general and administrative expenses	$5,579	$6,700

General and administrative expenses decreased by $1.1 million for the year ended December 31, 2018, as compared to 2017 primarily due to decreases of $0.7 million in salary and related benefits and $0.8 million in professional services expenses consistent with our ongoing cost curtailment efforts and restructuring implemented in September 2017, offset by an increase of $0.6 million related to the termination of a Lease Agreement for office space for our corporate headquarters in San Diego, California.

The future: We expect general and administrative expenditures to remain at current levels during 2019.

Share-based compensation expenses

Share-based compensation expenses include charges related to options and restricted stock awards issued to employees, directors and non-employees. We measure stock-based compensation expense based on the grant-date fair value of any awards granted to our employees. Such expense is recognized over the requisite service period.

The following table summarizes the components of our share-based compensation expenses for continuing operations for the years ended December 31, 2018 and 2017 (in thousands):

	Years ended December 31,
	2018	2017
Research and development-related	$59	$134
Sales and marketing-related	26	60
General and administrative-related	229	455
Total share-based compensation	$314	$649

The decrease in share-based compensation expenses for the year ended December 31, 2018 as compared to 2017 is primarily related to a delayed annual grant to directors and officers, lower annual grant activity to remaining employees caused by reductions in headcount and due to the decline in the stock price during 2018 as compared to the same periods in 2017, and its corresponding impact on share-based compensation.

The future:  We expect to continue to grant options and stock awards (which will result in an expense) to our employees, directors, and, as appropriate, to non-employee service providers. In addition, previously granted options will continue to vest in accordance with their original terms. As of December 31, 2018, the total compensation cost related to non-vested stock options and stock awards not yet recognized for all our plans is approximately $0.2 million which is expected to be recognized as a result of vesting under service conditions over a weighted average period of 1.45 years.

In process research and development acquired from Azaya Therapeutics

In February 2017, we entered into an agreement to acquire assets, including in process research and development, or IPR&D, related to two oncology drug product candidates, from Azaya Therapeutics. In connection with this agreement, we recorded an IPR&D charge totaling $1.7 million. The acquired IPR&D is in the early stage of development and has no alternative use. Additional research, pre-clinical studies, and regulatory approvals must be successfully completed prior to commercialization of any product.

Financing items

The following table summarizes interest income, interest expense, and other income and expense for the years ended December 31, 2018 and 2017 (in thousands):

	Years ended December 31,
	2018	2017
Interest income	$43	$33
Interest expense	(1,922)	(2,049)
Change in fair value of warrants	2,233	—
Issuance cost of warrants	(470)	—
Total	$(116)	$(2,016)

•	Interest expense decreased for the year ended December 31, 2018 as compared to 2017, due to principal payments made on our debt from January through August 2017.
•

The gain in fair value of our warrant liability for the year ended December 31, 2018, is primarily due to the decrease in stock price related to the warrants issued in connection with the issuance of Series C Convertible Preferred Stock in July 2018.

•	Issuance cost of warrants issued in connection with completion of a rights offering originally filed under a Form S-1 registration statement in April 2018.

The future: We expect interest expense in 2019 to decrease slightly in the second half of the year. In addition, regarding to the changes in fair value of warrants, there could be material fluctuations in the value of warrants in future periods because our stock price can be volatile. Future changes in the fair value of the warrant liability will be recognized in earnings until such time as the warrants are exercised or expire.

Discontinued Cell Therapy Business

All revenues, and related operating and nonoperating expenses have been classified as discontinued operations in accordance with authoritative accounting guidance.

Liquidity and Capital Resources

Short-term and long-term liquidity

The following is a summary of our key liquidity measures for continuing operations at December 31, 2018 and 2017 (in thousands):

	As of December 31,
	2018	2017
Cash and cash equivalents	$5,261	$9,550
Current assets	$6,371	$11,242
Current liabilities	16,979	17,831
Working capital deficit	$(10,608)	$(6,589)

We incurred net losses of $12.6 million for the twelve months ended December 31, 2018, including loss from discontinued operations of $3.8 million.  We have an accumulated deficit of $414.4 million as of December 31, 2018.  Additionally, we used net cash of $12.0 million to fund our operating activities for the twelve months ended December 31, 2018. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Further, the Loan and Security Agreement (defined below), with Oxford Finance, LCC (“Oxford”), requires the Company to maintain a minimum of $2.0 million in unrestricted cash and cash equivalents on hand to avoid an event of default under the Loan and Security Agreement and requires the Company to achieve one of the following by March 29, 2019: (i) enter into an asset sale agreement with a minimum unrestricted net cash proceeds to the Company of $4.0 million; or (ii) enter into a binding agreement for the issuance and sale of its equity securities or unsecured convertible subordinated debt which would result in unrestricted gross cash proceeds of not less than $7.5 million; or enter into a merger agreement pursuant to which the obligations under the Loan Agreement would be paid down to a level satisfactory to Oxford. Based on our cash and cash equivalents on hand of approximately $5.3 million at December 31, 2018, the Company estimates that it will need to raise additional capital and/or obtain a waiver or restructure the Loan and Security Agreement in the near term to avoid defaulting under its $2.0 million minimum cash/cash equivalents covenant.

To date, these operating losses have been funded primarily from outside sources of invested capital including our recently completed 2018 Rights Offering (defined below), our Lincoln Park Purchase Agreement (defined below) with Lincoln Park Capital Fund, LLC (“Lincoln Park”), the Loan and Security Agreement and gross profits.  We have had, and we will continue to have, an ongoing need to raise additional cash from outside sources to fund our future clinical development programs and other operations. Our inability to raise additional cash would have a material adverse impact on operations and would cause us to default on our loan.

On April 11, 2017, we entered into an underwriting agreement (the “Underwriting Agreement”) with Maxim Group LLC (“Maxim”) relating to the issuance and sale of 17,881 shares of our common stock. The price to the public in this offering was $550 per share. Maxim purchased the shares from us pursuant to the Underwriting Agreement at a price of $520.00 per share. The net proceeds to us from the offering were approximately $8.7 million, after deducting underwriting discounts and commissions and offering expenses payable by us. The offering closed on April 17, 2017. In addition, under the terms of the Underwriting Agreement, we granted Maxim a 45-day option to purchase up to 1,888 additional shares of common stock. On May 31, 2017, Maxim exercised their overallotment option and purchased 1,698 shares at $550 per share. The net proceeds to us were $0.8 million, after deducting underwriting costs and offering expenses payable by us.

On September 5, 2017, we received a written notice from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based upon the closing bid price of our common stock for the prior 30 consecutive business days, we no longer met the requirement to maintain a minimum bid price of $1.00 per share, as set forth in Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were provided a period of 180 calendar days, or until March 5, 2018, in which to regain compliance.  We were granted an additional compliance period of 180 calendar days, or until September 4, 2018, in which to regain compliance after meeting the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the bid price requirement, and providing notice to Nasdaq of our intent to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. In order to regain compliance with the minimum bid price requirement, the closing bid price of our common stock must have been at least $1.00 per share for a minimum of ten consecutive business days during the second 180-day period. On June 8, 2018, we received written notice from Nasdaq that we had regained compliance with the Nasdaq Stock Market Listing Rule 5500(a)(2) concerning our minimum bid price per share of our common stock.

On November 28, 2017, we closed a rights offering originally filed under a Form S-1 registration statement in August 2017 (“2017 Rights Offering”). Pursuant to the 2017 Rights Offering, the Company sold an aggregate of 10,000 units consisting of a total of 10,000 shares of Series B Convertible Preferred Stock, immediately convertible into approximately 60,000 shares of common stock and 360,000 warrants, exercisable for an aggregate of 36,000 shares of common stock at an exercise price of $166.65 per share of common stock, resulting in total net proceeds to the Company of $8.8 million. These warrants became exercisable on May 18, 2018.

On June 1, 2018, we entered into a Sales Agreement with B. Riley FBR, Inc. (“B. Riley FBR”) to sell shares of our common stock having an aggregate offering price of up to $6.5 million from time to time, through an “at the market” equity offering program (the “ATM program”) under which B. Riley FBR will act as sales agent. Through December 31, 2018, we have sold a total of 79,234 shares for proceeds of approximately $1.7 million through the ATM program.

On July 25, 2018, we closed a rights offering originally filed under a Form S-1 registration statement in April 2018 (“2018 Rights Offering”). Pursuant to the 2018 Rights Offering, the Company sold an aggregate of 6,723 units consisting of a total of 6,723 shares of Series C Convertible Preferred Stock, immediately convertible into approximately 168,478 shares of common stock and 7,059,150 warrants, with 50 warrants exercisable for one share of common stock at an exercise price of $39.93 per share, resulting in total net proceeds to the Company of approximately $5.7 million.

On August 28, 2018, we received a written notice from Nasdaq indicating that, based upon the closing bid price of our common stock for the prior 30 consecutive business days, we no longer meet the requirement to maintain a minimum bid price of $1.00 per share, as set forth in Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were provided an initial period of 180 calendar days, or until February 25, 2019, in which to regain compliance.  On February 26. 2019, we were granted an additional compliance period of 180 calendar days, or until August 26, 2019, in which to regain compliance after meeting the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the bid price requirement, and providing notice to Nasdaq staff of our intent to cure the deficiency during this second compliance period, by effecting a reverse stock split, if necessary. In order to regain compliance with the minimum bid price requirement, the closing bid price of our common stock must have been at least $1.00 per share for a minimum of ten consecutive business days during the 180-day period.

On September 21, 2018, Plus entered into a purchase agreement and a registration rights agreement, with Lincoln Park, pursuant to which the Company has the right to sell to Lincoln Park and Lincoln Park is obligated to purchase up to $5.0 million of shares of the Company’s common stock over the 24-month period following October 15, 2018, subject to the satisfaction of certain conditions. Through December 31, 2018, the Company sold a total of 12,802 shares for proceeds of approximately $0.3 million through the Lincoln Park Purchase Agreement. See Note 10 for further discussion on the Lincoln Park Agreement.

We continue to seek additional capital through product revenues, strategic transactions, including extension opportunities under our awarded U.S. Department of Health and Human Service’s Biomedical Advanced Research and Development Authority (“BARDA”) contract, and from other financing alternatives. Without additional capital, current working capital and cash generated from sales will not provide adequate funding for research, sales and marketing efforts and product development activities at their current levels. If sufficient capital is not raised, we will at a minimum need to significantly reduce or curtail our research and development and other operations, and this would negatively affect our ability to achieve corporate growth goals.

Should we be unable to raise additional cash from outside sources, this would have a material adverse impact on our operations.

The accompanying consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

Cash (used in) provided by operating, investing and financing activities for the years ended December 31, 2018 and 2017 is summarized as follows (in thousands):

	Years Ended December 31,
	2018	2017
Net cash used in operating activities	$(11,975)	$(18,128)
Net cash used in investing activities	(133)	(1,383)
Net cash provided by financing activities	7,168	16,815
Effect of exchange rate changes on cash and cash equivalents	16	11
Net decrease in cash and cash equivalents	$(4,924)	$(2,685)

Operating activities

Net cash used in operating activities for the year ended December 31, 2018 was $12.0 million. Overall, our operational cash use decreased during the year ended December 31, 2018 as compared to 2017 due primarily to a decrease in losses from operations (when adjusted for non-cash items) of $6.1 million.

Investing activities

The decrease in net cash used in investing activities for the year ended December 31, 2018, as compared to 2017, resulted primarily from cash outflows for payment for long-lived assets purchased as part of Azaya’s acquisition of $1.2 million and purchase of fixed assets of $0.2 million.

Financing Activities

The net cash provided by financing activities for the year ended December 31, 2018 is primarily related to sales of common and preferred stocks of $7.2 million, net of costs from sale, through our Rights Offering, a confidentially marketed public offering, Lincoln Park Agreement and ATM program, which decreased compared to the sales of common and preferred stocks of $21.5 million, net of costs from sale, for the year ended December 31, 2017, offset by the cash used in principal payments on our debt of $4.7 million.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements (as defined by applicable regulations of the SEC) that are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Significant Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of our assets, liabilities, revenues and expenses, and that affect our recognition and disclosure of contingent assets and liabilities.

While our estimates are based on assumptions we consider reasonable at the time they were made, our actual results may differ from our estimates, perhaps significantly.  If results differ materially from our estimates, we will make adjustments to our financial statements prospectively as we become aware of the necessity for an adjustment.

We believe it is important for you to understand our most critical accounting policies.  These are our policies that require us to make our most significant judgments and, as a result, could have the greatest impact on our future financial results.

Revenue Recognition

We earn development revenue for performing tasks under research and development agreements with governmental agencies like BARDA which is outside of the scope of the new revenue recognition guidance. Revenues derived from reimbursement of direct out-of-pocket expenses for research costs associated with government contracts are recorded as government contracts and other within development revenues.  Government contract revenue is recorded at the gross amount of the reimbursement. The costs associated with these reimbursements are reflected as a component of research and development expense in our statements of operations.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on accounts receivable are included in net cash provided by operating activities in the consolidated statements of cash flows. We maintain an allowance for doubtful accounts for estimated losses inherent in our accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and our customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventories

We periodically evaluate all inventories on hand and make appropriate provisions for any stock deemed excess or obsolete.

Inventories related to our discontinued operations include the cost of material, labor, and overhead, and are stated at the lower of cost, determined on the first-in, first-out (FIFO) method, or net realizable value.  Manufacturing costs resulting from lower than “normal” production levels are expensed as incurred.

Impairment

We assess certain of our long-lived assets, such as property and equipment and intangible assets other than goodwill, for potential impairment when there is a change in circumstances that indicates carrying values of assets may not be recoverable. Such long-lived assets are deemed to be impaired when the undiscounted cash flows expected to be generated by the asset (or asset group) are less than the asset’s carrying amount. Any required impairment loss would be measured as the amount by which the asset’s carrying value exceeds its fair value, and would be recorded as a reduction in the carrying value of the related asset and a charge to operating expense.

Goodwill and Intangibles

Goodwill is reviewed for impairment annually or more frequently if indicators of impairment exist. We perform our impairment test annually during the fourth quarter. The impairment evaluation is performed assuming that we operate in a single operating segment and reporting unit. First we assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. If, after assessing qualitative factors, we determine it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. If deemed necessary, a two-step test is used to identify the potential impairment and to measure the amount of goodwill impairment, if any. The first step is to compare the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill is considered not impaired; otherwise, there is an indication that goodwill may be impaired and the amount of the loss, if any, is measured by performing step two. Under step two, the impairment loss, if any, is measured by comparing the implied fair value of the reporting unit goodwill with the carrying amount of goodwill. There was no indication of impairment of goodwill for all periods presented, as our market capitalization throughout 2017 and 2018 was greater than our net asset position.

Separable intangible assets related to our discontinued operations that have finite useful lives are amortized over their respective useful lives.

Warrant Liability

Warrants issued in connection with the 2018 Rights Offering, in July 2018, do not trade in an active securities market, and as such, we estimate the fair value of these warrants using an option pricing model.  Following the authoritative accounting guidance, warrants with variable exercise price features are accounted for as liabilities, with changes in the fair value included in operating expenses. We estimated the fair value of the warrants immediately before and after modification using an option pricing model to reclassify its fair value from additional paid-in capital to warrant liability.

Share-based compensation

The estimated fair value of share-based awards exchanged for employee and non-employee director services are expensed over the requisite service period and over the period during which the employee and non-employee director is required to provide service in exchange for the award.  For purposes of calculating stock-based compensation, we estimate the fair value of stock options and shares issued under the Employee Stock Purchase Plan using a Black-Scholes option-pricing model.  The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by our stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends.  The expected volatility is based on the historical volatility of our common stock over the most recent period commensurate with the estimated expected term of the stock options.  The expected life of the stock options is based on historical and other economic data trended into the future.  The risk-free interest rate assumption is based on observed interest rates appropriate for the expected terms of our stock options. The dividend yield assumption is based on our history and expectation of no dividend payouts.  The fair value of restricted stock agreements granted is based on the market price of our common stock on the day of the grant.

Recent Accounting Pronouncements

See Note 2 to the Consolidated Financial Statements included elsewhere in this Exhibit for disclosure and discussion of new accounting standards.

Item 8. Financial Statements and Supplementary Data

Our consolidated financial statements, together with the report of our independent registered public accounting firm, appear on pages 15 through 40 of this Exhibit.

PLUS THERAPEUTICS, INC.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Plus Therapeutics, Inc. (formerly Cytori Therapeutics, Inc.)

Austin, Texas

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Plus Therapeutics, Inc. (formerly Cytori Therapeutics, Inc.) (the “Company”) and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended, and the related notes and financial statement schedule listed in the accompanying index (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries at December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Revision Due to Discontinued Operations and Reverse Stock Split

As discussed in Notes 1 and 3 to the consolidated financial statements, the financial statements have been retrospectively revised due to discontinued operations and a reverse stock split.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company's auditor since 2016.

San Diego, California

March 29, 2019, except as to the effects of reverse stock split and discontinued operations discussed in Notes 1 and 3 which are as of September 10, 2019

PLUS THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and par value data)

	As of December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$5,261	$9,550
Accounts receivable	178	130
Restricted cash	40	675
Inventories, net	107	107
Other current assets	785	780
Current assets held for sale	3,277	3,622
Total current assets	9,648	14,864

Property and equipment, net	2,299	2,325
Other assets	39	42
Noncurrent assets held for sale	11,633	14,012
Goodwill	372	372
Total assets	$23,991	$31,615
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$2,777	$4,206
Term obligations, net of discount	14,202	13,624
Current liabilities held for sale	580	584
Total current liabilities	17,559	18,414

Other noncurrent liabilities	46	—
Warrant liability	916	—
Noncurrent liabilities held for sale	245	201
Total liabilities	18,766	18,615

Commitments and contingencies (Note 7)

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 30,223 shares issued; 4,606 and 2,431 shares outstanding in 2018 and 2017, respectively	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 296,609 and 115,651 shares issued and outstanding in 2018 and 2017, respectively	—	—
Additional paid-in capital	418,390	413,362
Accumulated other comprehensive income	1,218	1,387
Accumulated deficit	(414,383)	(401,749)
Total stockholders’ equity	5,225	13,000
Total liabilities and stockholders’ equity	$23,991	$31,615

See Accompanying Notes to these Consolidated Financial Statements

PLUS THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

	For the Years Ended December 31,
	2018	2017
Development revenues:
Government contracts and other	$2,983	$3,722
	2,983	3,722
Operating expenses:
Research and development	5,523	5,073
Sales and marketing	643	1,341
General and administrative	5,579	6,700
In process research and development acquired from Azaya	—	1,686
Total operating expenses	11,745	14,800
Operating loss	(8,762)	(11,078)
Other income (expense):
Interest income	43	33
Interest expense	(1,922)	(2,049)
Change in fair value of warrants	2,233	—
Issuance cost of warrants	(470)	—
Total other expense	(116)	(2,016)
Loss from continuing operations	$(8,878)	$(13,094)
Loss from discontinued operations	(3,756)	(9,592)
Net loss	$(12,634)	$(22,686)

Net loss from continuing operations	$(8,878)	$(13,094)
Beneficial conversion feature for convertible preferred stock	(2,487)	(3,977)
Net loss from continuing operations allocable to common stockholders	$(11,365)	$(17,071)
Net loss from discontinued operations allocable to common stockholders	(3,756)	(9,592)
Net loss allocable to common stockholders	$(15,121)	$(26,663)

Basic and diluted net loss per share allocable to common stockholders – continuing operations	$(65.37)	$(263.53)
Basic and diluted net loss per share allocable to common stockholders – discontinued operations	(21.61)	(148.07)
Basic and diluted net loss per share allocable to common stockholders	$(86.98)	$(411.60)
Basic and diluted weighted average shares used in calculating net loss per share allocable to common stockholders	173,851	64,780

Comprehensive loss:
Net loss	$(12,634)	$(22,686)
Other comprehensive income – foreign currency translation adjustments	(169)	129
Comprehensive loss	$(12,803)	$(22,557)

See Accompanying Notes to these Consolidated Financial Statements

PLUS THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(in thousands, except share data)

						Accumulated
	Convertible				Additional	other		Total
	preferred stock		Common stock		paid-in	comprehensive	Accumulated	stockholders’
	Shares	Amount	Shares	Amount	capital	income	deficit	equity
Balance at December 31, 2016	—	$—	43,416	$—	$388,791	$1,258	$(379,063)	$10,986
Share-based compensation	—	—	—	—	753	—	—	753
Issuance of common stock under employee stock purchase plan	—	—	2	—	1	—	—	1
Sale of common stock, net	—	—	24,474	—	12,716	—	—	12,716
Issuance of Series B Convertible Preferred Stock into common stock, net	10,000	—	—	—	8,767	—	—	8,767
Conversion of Series B Convertible Preferred Stock into common stock	(7,569)	—	45,413	—	23	—	—	23
Issuance of common stock as part of Azaya Therapeutics acquisition, net	—	—	2,346	—	2,311	—	—	2,311
Beneficial conversion feature related to Series B Convertible Preferred Stock	—	—	—	—	3,977	—	—	3,977
Accretion of beneficial conversion feature related to Series B Convertible Preferred Stock	—	—	—	—	(3,977)	—	—	(3,977)
Foreign currency translation adjustment and accumulated other comprehensive income	—	—	—	—	—	129	—	129
Net loss	—	—	—	—	—	—	(22,686)	(22,686)
Balance at December 31, 2017	2,431	$—	115,651	$—	$413,362	$1,387	$(401,749)	$13,000
Share-based compensation	—	—	—	—	355	—	—	355
Sale of common stock, net	—	—	92,169	—	1,624	—	—	1,624
Issuance of Series C Convertible Preferred Stock into common stock, net	6,723	—	—	—	3,041	—	—	3,041
Conversion of Series C Convertible Preferred Stock into common stock	(3,228)	—	80,868	—	8	—	—	8
Conversion of Series B Convertible Preferred Stock into common stock	(1,320)		7,921	—	—	—	—	—
Beneficial conversion feature related to Series C Convertible Preferred Stock	—	—	—	—	2,487	—	—	2,487
Accretion of beneficial conversion feature related to Series C Convertible Preferred Stock	—	—	—	—	(2,487)	—	—	(2,487)
Foreign currency translation adjustment and accumulated other comprehensive income	—	—	—	—	—	(169)	—	(169)
Net loss	—	—	—	—	—	—	(12,634)	(12,634)
Balance at December 31, 2018	4,606	$—	296,609	$—	$418,390	$1,218	$(414,383)	$5,225

See Accompanying Notes to these Consolidated Financial Statements

PLUS THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Years Ended December 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(12,634)	$(22,686)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,004	2,151
Amortization of deferred financing costs and debt discount	578	707
In process research and development acquired from Azaya Therapeutics	—	1,686
Change in fair value of warrants	(2,233)	—
Allocation of issuance cost associated with warrants	470	—
Provision for doubtful accounts	18	—
Provision for excess inventory	463	340
Share-based compensation expense	355	753
Loss (gain) on asset disposal	36	(42)
Increases (decreases) in cash caused by changes in operating assets and liabilities:
Accounts receivable	(173)	1,129
Inventories	475	251
Other current assets	85	(593)
Other assets	23	(94)
Accounts payable and accrued expenses	(1,532)	(1,817)
Deferred revenues	73	(3)
Long-term deferred rent and other	17	90
Net cash used in operating activities	(11,975)	(18,128)

Cash flows from investing activities:
Purchases of property and equipment	(133)	(295)
Proceeds from sale of assets	—	113
Purchase of long-lived assets as part of Azaya Therapeutics' acquisition	—	(1,201)
Net cash used in investing activities	(133)	(1,383)

Cash flows from financing activities:
Principal payments on long-term obligations	—	(4,720)
Financed capital expenditures	(66)	—
Proceeds from sale of common and preferred stock	8,766	23,613
Costs from sale of common and preferred stock	(1,532)	(2,078)
Net cash provided by financing activities	7,168	16,815
Effect of exchange rate changes on cash and cash equivalents	16	11
Net decrease in cash and cash equivalents	(4,924)	(2,685)
Cash, cash equivalents, and restricted cash at beginning of period	10,225	12,910
Cash, cash equivalents, and restricted cash at end of period	$5,301	$10,225

Supplemental disclosure of cash flows information:
Cash paid during period for:
Interest	$1,331	$1,364
Supplemental schedule of non-cash investing and financing activities:
Conversion of preferred stock into common stock	$8	$23
Fair value of Series C and Series B Convertible Preferred Stock beneficial conversion feature	$2,487	$3,977
Common stock issued in payment for the assets acquired from Azaya Therapeutics	$—	$2,311

See Accompanying Notes to these Consolidated Financial Statements

PLUS THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018

1.	Organization and Operations

The Company

Plus Therapeutics, Inc. (“we”, “our” or the “Company”) is a clinical-stage pharmaceutical company focused on the discovery, development, and manufacturing scale up of complex and innovative treatments for patients battling cancer and other life-threatening diseases.

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include our accounts and those of our subsidiaries.  All significant intercompany transactions and balances have been eliminated in consolidation.

During 2018 and 2017, the Company had five wholly-owned subsidiaries located in Japan, United Kingdom, Switzerland, India and Spain that have been established primarily to support our sales and marketing activities in these regions.

On March 30, 2019, the Company entered into an Asset and Share Sale and Purchase Agreement (the “Lorem Purchase Agreement”) with Lorem Vascular Pte. Ltd. (“Lorem”), pursuant to which, among other things, Lorem agreed to purchase the Company’s UK subsidiary, Cytori Ltd. (the “UK Subsidiary”), and the Company’s Cell Therapy assets, excluding such assets used in Japan or relating to the Company’s contract with the U.S. Department of Health and Human Service’s Biomedical Advanced Research and Development Authority (“BARDA”).  Both the Company and Lorem made customary representations, warranties and covenants in the Lorem Purchase Agreement. The transaction was completed on April 24, 2019 and the Company received $4.0 million of cash proceeds, of which $1.7 million was used to pay down principal, interest and fees under the Loan and Security Agreement, dated May 29, 2015 (the “Loan and Security Agreement”), with Oxford Finance, LLC (“Oxford”).

On April 19, 2019, the Company entered into an Asset and Share Sale and Purchase Agreement (the “Shirahama Purchase Agreement”) with Seijirō Shirahama, pursuant to which, among other things, Mr. Shirahama agreed to purchase the Company’s Japanese subsidiary, Cytori Therapeutics, K.K. (the “Japanese Subsidiary”), and substantially all of the Company’s Cell Therapy assets used in Japan. Both the Company and Mr. Shirahama made customary representations, warranties and covenants in the Shirahama Purchase Agreement. The transaction was completed on April 25, 2019 and the Company received $3.0 million of cash proceeds, of which $1.4 million was used to pay down principal, interest and fees under the Loan and Security Agreement.

Accordingly, financial conditions and results of operations of the Cell Therapy business are presented as discontinued operations in the consolidated financial statements.

Amendments to Certificate of Incorporation and Reverse Stock Split

On May 23, 2018, following stockholder and Board approval, the Company filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation, as amended (the “Amendment”), with the Secretary of State of the State of Delaware to (i) effectuate a one-for-ten (1:10) reverse stock split (the “Reverse Stock Split”) of its common stock, par value $0.001 per share, without any change to its par value, and (ii) increase the number of authorized shares of the Company’s common stock from 75 million to 100 million shares (which amount is not otherwise affected by the Reverse Stock Split). The Amendment became effective on the filing date. Upon effectiveness of the Reverse Stock Split, the number of shares of the Company’s common stock (x) issued and outstanding  decreased from approximately 61.6 million shares (as of May 23, 2018) to approximately 6.2 million shares; (y) reserved for issuance upon exercise of outstanding warrants and options decreased from approximately 23.4 million shares to approximately 2.3 million shares, and (z) reserved but unallocated under our current equity incentive plans (including the stockholder-approved share increase to the Company’s 2014 Equity Incentive Plan) decreased from approximately 9.1 million common shares to approximately 0.9 million common shares. The Company’s 5,000,000 shares of authorized Preferred Stock were not affected by the Reverse Stock Split. No fractional shares were issued in connection with the Reverse Stock Split. Proportional adjustments for the reverse stock split were made to the Company's outstanding stock options, warrants and equity incentive plans for all periods presented.

On July 29, 2019, the Company amended its Certificate of Incorporation with the State of Delaware to change its corporate name from Cytori Therapeutics, Inc. to Plus Therapeutics, Inc. The Company also changed its trading symbol for its common stock on the Nasdaq Capital Market to “PSTV”. Additionally, the Company changed its trading symbol for its Series S warrants to “PSTVZ”.

On August 5, 2019, following stockholder and Board approval, the Company filed a Certificate of Amendment (the “August 2019 Amendment”) to its Amended and Restated Certificate of Incorporation (the “Amendment”), as amended, with the Secretary of State of the State of Delaware to effectuate a one-for-fifty (1:50) reverse stock split (the “August 2019 Reverse Stock Split”) of its common stock, par value $0.001 per share, without any change to its par value. The August 2019 Amendment became effective on the filing date. The August 2019 Reverse Stock Split became effective for trading purposes as of the commencement of trading on the Nasdaq Capital Market on August 6, 2019. There was no change in the Company’s Nasdaq ticker symbol, “PSTV,” as a result of the August 2019 Reverse Stock Split. Upon effectiveness, each 50 shares of issued and outstanding Common Stock were converted into one newly issued and outstanding share of Common Stock. The Company’s 5,000,000 shares of authorized Preferred Stock were not affected by the August 2019 Reverse Stock Split. No fractional shares were issued in connection with the August 2019 Reverse Stock Split. Any fractional shares of Common Stock that would have otherwise resulted from the August 2019 Reverse Stock Split were rounded up to the nearest whole share. Outstanding equity awards and the shares available for future grant under the Company’s Amended and Restated 2004 Equity Incentive Plan, 2011 Employee Stock Purchase Plan, 2014 Amended and Restated Equity Incentive Plan and 2015 New Employee Incentive Plan were proportionately reduced (rounded down to the nearest whole share), and the exercise prices of outstanding equity awards were proportionately increased (rounded up to the nearest whole cent) to give effect to the August 2019 Reverse Stock Split. All share and per share amounts have been adjusted retroactively to reflect the August 2019 Reverse Stock Split for all periods presented.

Certain Risks and Uncertainties

Our prospects are subject to the risks and uncertainties frequently encountered by companies in the early stages of development and commercialization, especially those companies in rapidly evolving and technologically advanced industries such as the biotech/medical device field. Our future viability largely depends on our ability to complete development of new products and receive regulatory approvals for those products. No assurance can be given that our new products will be successfully developed, regulatory approvals will be granted, or acceptance of these products will be achieved. The development of medical devices for specific therapeutic applications is subject to a number of risks, including research, regulatory and marketing risks. There can be no assurance that our development stage products will overcome these hurdles and become commercially viable and/or gain commercial acceptance.

Liquidity and Going Concern

On a consolidated basis, we incurred net losses of $12.6 million for the twelve months ended December 31, 2018, including $3.8 million of net loss from discontinued operations.  We have an accumulated deficit of $414.4 million as of December 31, 2018.  Additionally, we used net cash of $12.0 million to fund our operating activities for the twelve months ended December 31, 2018. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Further, the Loan and Security Agreement with Oxford, as further described in Note 8, requires the Company to maintain a minimum of $2.0 million in unrestricted cash and cash equivalents on hand to avoid an event of default under the Loan and Security Agreement and requires the Company to achieve one of the following by March 29, 2019: (i) enter into an asset sale agreement with a minimum unrestricted net cash proceeds to the Company of $4.0 million; or (ii) enter into a binding agreement for the issuance and sale of its equity securities or unsecured convertible subordinated debt which would result in unrestricted gross cash proceeds of not less than $7.5 million; or enter into a merger agreement pursuant to which the obligations under the Loan Agreement would be paid down to a level satisfactory to Oxford. Based on our cash and cash equivalents on hand of approximately $5.3 million at December 31, 2018, the Company estimates that it will need to raise additional capital and/or obtain a waiver or restructure the Loan and Security Agreement in the near term to avoid defaulting under its $2.0 million minimum cash/cash equivalents covenant.

To date, these operating losses have been funded primarily from outside sources of invested capital including our recently completed 2018 Rights Offering (defined in Note 11), our Lincoln Park Purchase Agreement (defined in Note 11) with Lincoln Park Capital Fund, LLC (“Lincoln Park”), the ATM program (further defined below) initiated in June 2018, the 2017 Rights Offering (defined in Note 11), the Loan and Security Agreement and gross profits.  We have had, and we will continue to have, an ongoing need to raise additional cash from outside sources to fund our future clinical development programs and other operations. Our inability to raise additional cash would have a material adverse impact on operations and would cause us to default on our loan.

On April 11, 2017, we entered into an underwriting agreement (the “Underwriting Agreement”) with Maxim Group LLC “Maxim”) relating to the issuance and sale of 17,881 shares of our common stock. The price to the public in this offering was $550.00 per share. Maxim purchased the shares from us pursuant to the Underwriting Agreement at a price of $520.00 per share. The net proceeds to us from the offering were approximately $8.7 million, after deducting underwriting discounts and commissions and offering expenses payable by us. The offering closed on April 17, 2017. In addition, under the terms of the Underwriting Agreement, we granted Maxim a 45-day option to purchase up to 1,888 additional shares of common stock. On May 31, 2017, Maxim exercised their overallotment option and purchased 1,698 shares at $550.00 per share. The net proceeds to us were $0.8 million, after deducting underwriting costs and offering expenses payable by us.

On September 5, 2017, we received a written notice from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based upon the closing bid price of our common stock for the last 30 consecutive business days, we no longer met the requirement to maintain a minimum bid price of $1.00 per share, as set forth in Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were provided a period of 180 calendar days, or until March 5, 2018, in which to regain compliance.  We were granted an additional compliance period of 180 calendar days, or until September 4, 2018, in which to regain compliance after meeting the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the bid price requirement, and providing notice to Nasdaq of our intent to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. In order to regain compliance with the minimum bid price requirement, the closing bid price of our common stock must have been at least $1.00 per share for a minimum of ten consecutive business days during the second 180-day period. On June 8, 2018, we received written notice from Nasdaq that we had regained compliance with the Nasdaq Stock Market Listing Rule 5500(a)(2) concerning our minimum bid price per share of our common stock.

On November 28, 2017, we closed a rights offering originally filed under a Form S-1 registration statement in August 2017 (“2017 Rights Offering”). Pursuant to the 2017 Rights Offering, the Company sold an aggregate of 10,000 units consisting of a total of 10,000 shares of Series B Convertible Preferred Stock, immediately convertible into approximately 60,000 shares of common stock and 360,000 warrants, exercisable for an aggregate of 36,000 shares of common stock at an exercise price of $166.65 per share of common stock, resulting in total net proceeds to the Company of $8.8 million. These warrants became exercisable on May 18, 2018.

On June 1, 2018, we entered into a Sales Agreement with B. Riley FBR, Inc. (“B. Riley FBR”) to sell shares of our common stock having an aggregate offering price of up to $6.5 million from time to time, through an “at the market” equity offering program (the “ATM program”) under which B. Riley FBR will act as sales agent. Through December 31, 2018, we have sold a total of 1,584 shares for proceeds of approximately $1.7 million through the ATM program. See Note 11 for further discussion on the ATM program.

On July 25, 2018, we closed a rights offering originally filed under a Form S-1 registration statement in April 2018 (“2018 Rights Offering”). Pursuant to the 2018 Rights Offering, the Company sold an aggregate of 6,723 units consisting of a total of 6,723 shares of Series C Convertible Preferred Stock, immediately convertible into approximately 168,478 shares of common stock and 7,059,150 warrants, with 50 warrants exercisable for one share of common stock at an exercise price of $39.93 per share, resulting in total net proceeds to the Company of approximately $5.7 million.

On August 28, 2018, we received a written notice from Nasdaq indicating that, based upon the closing bid price of our common stock for the prior 30 consecutive business days, we no longer meet the requirement to maintain a minimum bid price of $1.00 per share, as set forth in Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were provided an initial period of 180 calendar days, or until February 25, 2019, in which to regain compliance.  We were granted an additional compliance period of 180 calendar days, or until August 26, 2019, in which to regain compliance after meeting the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the bid price requirement, and providing notice to Nasdaq staff of our intent to cure the deficiency during this second compliance period, by effecting a reverse stock split, if necessary. In order to regain compliance with the minimum bid price requirement, the closing bid price of our common stock must have been at least $1.00 per share for a minimum of ten consecutive business days during the 180-day period.

On September 21, 2018, Plus entered into a purchase agreement and a registration rights agreement, with Lincoln Park, pursuant to which the Company has the right to sell to Lincoln Park and Lincoln Park is obligated to purchase up to $5.0 million of shares of the Company’s common stock over the 24-month period following October 15, 2018, subject to the satisfaction of certain conditions. Through December 31, 2018, the Company sold a total of 12,802 shares for proceeds of approximately $0.3 million through the Lincoln Park Purchase Agreement. See Note 11 for further discussion on the Lincoln Park Agreement.

We continue to seek additional capital through product revenues, strategic transactions, including extension opportunities under our awarded U.S. Department of Health and Human Service’s Biomedical Advanced Research and Development Authority (“BARDA”) contract, and from other financing alternatives. Without additional capital, current working capital and cash generated from sales will not provide adequate funding for research, sales and marketing efforts and product development activities at their current levels. If sufficient capital is not raised, we will at a minimum need to significantly reduce or curtail our research and development and other operations, and this would negatively affect our ability to achieve corporate growth goals.

Should we be unable to raise additional cash from outside sources, this would have a material adverse impact on our operations.

The accompanying consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period.  Our most significant estimates and critical accounting policies involve recognizing revenue, reviewing goodwill and intangible assets for impairment, determining the assumptions used in measuring share-based compensation expense, valuing warrants, measuring expense related to our in-process research and development acquisition, and valuing allowances for doubtful accounts and inventory reserves.

Actual results could differ from these estimates. Management’s estimates and assumptions are reviewed regularly, and the effects of revisions are reflected in the consolidated financial statements in the periods they are determined to be necessary.

Cash and cash equivalents

We consider all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Cash and cash equivalents includes cash in readily available checking and savings accounts.  We held no investments as of December 31, 2018 and 2017.  We maintain our cash at insured financial institutions.

Restricted Cash

Restricted cash consists of cash invested in certificate of deposits used as collateral for the issuance of letters of credit pursuant to lease agreements for leasing of property at 3020 and 3030 Callan Road, San Diego, CA, which requires us to execute a letter of credit for $40,000 and $0.7 million naming the landlord as a beneficiary as of December 31, 2018 and 2017, respectively.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company periodically assesses the collectability of accounts receivable on a specific customer basis considering factors such as evaluation of collectability, historical collection experience, the age of accounts receivable and other currently available evidence of the collectability, and records an allowance for doubtful accounts for the estimated uncollectible amount. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventories

We periodically evaluate all inventories on hand and make appropriate provisions for any stock deemed excess or obsolete.

Inventories related to our discontinued operations include the cost of material, labor, and overhead, and are stated at the lower of cost, determined on the first-in, first-out (FIFO) method, or net realizable value.  Manufacturing costs resulting from lower than “normal” production levels are expensed as incurred.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation expense, which includes the amortization of capitalized leasehold improvements, is provided for on a straight-line basis over the estimated useful lives of the assets, or the life of the lease, whichever is shorter, and range from three to five years. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss, if any, is included in operations. Maintenance and repairs are charged to operations as incurred.

Impairment

We assess certain of our long-lived assets, such as property and equipment and intangible assets other than goodwill, for potential impairment when there is a change in circumstances that indicates carrying values of assets may not be recoverable. Such long-lived assets are deemed to be impaired when the undiscounted cash flows expected to be generated by the asset (or asset group) are less than the asset’s carrying amount. Any required impairment loss would be measured as the amount by which the asset’s carrying value exceeds its fair value, and would be recorded as a reduction in the carrying value of the related asset and a charge to operating expense.  We recognized no impairment losses during any of the periods presented in these financial statements.

Goodwill and Intangibles

Goodwill is reviewed for impairment annually or more frequently if indicators of impairment exist. We perform our impairment test annually during the fourth quarter. As the Company operates in a single operating segment and reporting unit, the Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. If, after assessing qualitative factors, the Company determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. If deemed necessary, a two-step test is used to identify the potential impairment and to measure the amount of goodwill impairment, if any. The first step is to compare the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill is considered not impaired; otherwise, there is an indication that goodwill may be impaired and the amount of the loss, if any, is measured by performing step two. Under step two, the impairment loss, if any, is measured by comparing the implied fair value of the reporting unit goodwill with the carrying amount of goodwill. We experienced significant volatility in our share price during the year. During Q3 2018 and Q4 2018, our stock price significantly declined in comparison to the corresponding previous quarters. We performed a valuation of our single reporting unit as of September 30, 2018 (and as updated for the annual test during the fourth quarter in 2018). Based upon the results of our valuation, management concluded that the fair value of the reporting unit exceeded its carrying value. We determined that a blending of the income approach and an option pricing model back-solve was a reasonable approximation of the fair value of the reporting unit. Additionally, a further reduction in our market capitalization could be an indicator of impairment. Given the volatility of our stock price a continued decline in market capitalization could result in an impairment of our goodwill. There was no change in our goodwill balance from December 31, 2017 to December 31, 2018.

Separable intangible assets related to our discontinued operations that have finite useful lives are amortized over their respective useful lives.

Warrant Liability

Warrants with exercise price reset features (down-round protection) are accounted for as liabilities, with changes in the fair value included in net loss until they are either exercised or expire.  In connection with the 2018 Rights Offering, in July 2018, the Company issued Series C Convertible Preferred Stock, immediately convertible into common stocks and warrants.  The warrants may be redeemed by the Company at $0.50 per warrant prior to their expiration if the Company’s common stock closes above $181.50 per share, subject to adjustment, for 20 consecutive trading days. The initial fair value of the liability associated with these warrants was $3.1 million, and the fair value decreased to $0.9 million as of December 31, 2018. The main driver for the change in the fair value of warrants at December 31, 2018, was related to the change in our stock price.

The warrants are not traded in an active securities market, and as such the estimated the fair value as of December 31, 2018 was determined by using an option pricing model with the following assumptions:

	As of December 31, 2018	As of July 25, 2018 (inception date)
Common stock market price	$14.50	$36.00
Risk-free interest rate	2.48%	2.70%
Expected volatility	125%	112%
Resulting fair value (per warrant)	$6.50	$22.50
Expected term	2.1 years	2.5 years

Expected volatility was computed using daily pricing observations of traded shares of Plus for recent periods that correspond to the expected term of the warrants. We believe this method produces an estimate that is representative of our expectations of future volatility over the expected term of these warrants. We currently have no reason to believe future volatility over the expected remaining life of these warrants is likely to differ materially from historical volatility. The expected life is based on the remaining contractual term of the warrants. The risk-free interest rate is the U.S. Treasury bond rate as of the valuation date.

Fluctuations in the fair value of the warrants are impacted by unobservable inputs, most significantly the assumption with regards to future equity issuances and its impact to the down-round protection feature. Significant increases (decreases) in this input in isolation would result in a significantly higher (lower) fair value measurement.

Refer to Note 4 for a discussion of the change in our Level 3 warrant liability value.

Revenue Recognition

Development Revenues

The Company earns revenue for performing tasks under research and development agreements with governmental agencies like BARDA. Revenues derived from reimbursement of direct out-of-pocket expenses for research costs associated with government contracts are recorded as government contract and other within development revenues.  Government contract revenue is recorded at the gross amount of the reimbursement.  The costs associated with these reimbursements are reflected as a component of research and development expense in our statements of operations.   We recognized $3.0 million and $3.7 million in BARDA revenue for the years ended December 31, 2018 and 2017, respectively.

Concentration of Significant Customers

After the sale of our Cell Therapy business, BARDA accounted for 100% of our revenue from continuing operations which are recognized for the year ended December 31, 2018 and 2017. BARDA also accounted for 100% of total outstanding accounts receivable presented in the accompanying consolidated financial statements.

Research and Development

Research and development expenditures, which are charged to operations in the period incurred, include design, development, testing and enhancement of our product candidates, regulatory fees, the purchase of laboratory supplies, and pre-clinical and clinical studies as well as salaries and benefits for our research and development employees.

Also included in research and development expenditures are costs incurred to support the government reimbursement contract, including $2.7 million and $3.5 million of qualified expenses that were incurred for the years ended December 31, 2018 and 2017, related to our government contract with BARDA.

Deferred Financing Costs and Other Debt-Related Costs

Deferred financing costs are capitalized, recorded as an offset to debt balances and amortized to interest expense over the term of the associated debt instrument using the effective interest method.  If the maturity of the debt is accelerated because of default or early debt repayment, then the amortization would be accelerated.

Income Taxes

Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income (loss) in the years in which those temporary differences are expected to be recovered or settled.  Due to our history of losses, a full valuation allowance has been recognized against our deferred tax assets.

The Company’s policy is to recognize interest and penalties related to income tax matters in income tax expense. For the years ended December 31, 2018 and 2017, the Company has not recorded any interest or penalties related to income tax matters. The Company does not foresee any material changes to unrecognized tax benefits within the next twelve months.

Share-Based Compensation

We recognize the fair value of all share-based payment awards in our statements of operations over the requisite vesting period of each award, which approximates the period during which the employee and non-employee director is required to provide service in exchange for the award. We estimate the fair value of these options using the Black-Scholes option pricing model using assumptions for expected volatility, expected term, and risk-free interest rate.  Expected volatility is based primarily on historical volatility and is computed using daily pricing observations for recent periods that correspond to the expected term of the options. The expected term is calculated based on historical data for and applied to all employee awards as a single group as we do not expect (nor does historical data suggest) substantially different exercise or post-vesting termination behavior amongst our employee population. The risk-free interest rate is the interest rate for treasury instruments with maturities that approximate the expected term.

Segment Information

For the years ended December 31, 2018 and 2017, the Company is managed as a single operating segment, therefore we report our results in one operating segment.

Loss Per Share

Basic per share data is computed by dividing net income or loss applicable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted per share data is computed by dividing net income or loss applicable to common stockholders by the weighted average number of common shares outstanding during the period increased to include, if dilutive, the number of additional common shares that would have been outstanding as calculated using the treasury stock method. Potential common shares were related entirely to outstanding but unexercised options and warrants for all periods presented.

We have excluded all potentially dilutive securities, including unvested performance-based restricted stock, from the calculation of diluted loss per share attributable to common stockholders for the years ended December 31, 2018 and 2017, as their inclusion would be antidilutive.  Potentially dilutive securities excluded from the calculations of diluted loss per share were 0.3 million as of December 31, 2018, which includes 0.2 million outstanding warrants and 2,753 options, 94,589 of preferred stocks, and restricted stock awards. Potentially dilutive securities excluded from the calculations of diluted loss per share were 9,458 as of December 31, 2017.

Recently Issued and Recently Adopted Accounting Pronouncements

Recently Issued Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases. Under this new guidance, at the commencement date, lessees will be required to recognize (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. This guidance is not applicable for leases with a term of 12 months or less. The new standard is effective for annual reporting periods, and interim periods within those periods, beginning after December 15, 2018, with early adoption permitted. Although ASU 2016-02 is required to be adopted at the earliest period presented using a modified retrospective approach, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, which allows for an alternative transition method of adoption by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. We will adopt this new standard on January 1, 2019 (the "effective date") using the modified retrospective transition option of applying the new standard at the adoption date. As such, we will not adjust prior period amounts. Furthermore, we expect to elect the practical expedients upon transition, which permit companies to not reassess lease identification, classification, and initial direct costs under the new standard for leases that commenced prior to the effective date. We have substantially completed the process of analyzing and extracting relevant data from the Company’s lease contracts. We are finalizing our evaluation of the impact that this guidance will have on our financial statements, including related disclosures, and expect to recognize additional right-of-use assets and corresponding lease liabilities related to operating leases.

In February 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment, to simplify how all entities assess goodwill for impairment by eliminating Step 2 from the goodwill impairment test. As amended, the goodwill impairment test will consist of one step comparing the fair value of a reporting unit with its carrying amount. An entity should recognize a goodwill impairment charge for the amount by which the reporting unit's carrying amount exceeds its fair value. This update is effective for annual periods beginning after December 15, 2019, and interim periods within those periods. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017.  We are currently evaluating the impact that this standard will have on our consolidated financial statements.

Recently Adopted Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The new standard is based on the principle that revenue should be recognized in an amount that reflects the consideration to which the entity expects to be entitled in exchange for the transfer of promised goods or services. ASU 2014-09 and all subsequent amendments (collectively, the “new standards”) may be applied using either the full retrospective method, in which case the standard would be applied to each prior reporting period presented, or the modified retrospective method, in which case the cumulative effect of applying the standard would be recognized at the date of initial application. We have adopted the standards beginning this first quarter of 2018 using the modified retrospective method. Overall, the timing or amounts related to the revenue recognition under the new standards did not differ from our previously applied revenue recognition policy. Our product revenues are recognized at a point in time, which is when control transfers to the customer.  We have made an accounting policy election to treat shipping and handling activities that occur after the customer obtains control of the goods as fulfillment costs. There was no cumulative effect of applying the new standards as of the adoption date on January 1, 2018.

In November 2016, the FASB issued ASU 2016-18, Restricted Cash , which requires entities to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows. As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows. The adoption of this standard, in the first quarter of 2018, changed the presentation of our statement of cash flows to include our restricted cash balance with the non-restricted cash balances . The new guidance did not have a material impact on the Company's consolidated financial statements. Cash, cash equivalents, and restricted cash reported on the consolidated statements of cash flows includes restricted cash of $0.4 million, $0.7 million, and $40,000 and cash, cash equivalents of $12.6 million, $9.6 million, and $5.3 million as of December 31, 2016, December 31, 2017 and December 31, 2018, respectively.

3.	Discontinued Operations

As explained in Note 1, on April 24, 2019 and April 25, 2019, the Company completed the sale of its cell therapy business to Lorem and Mr. Shirahama.

The following table summarizes the calculation of the loss on sale of the cell therapy business, which will be finalized during the fourth quarter of 2019 (in thousands):

Consideration received	$7,000
Transaction costs	(1,161)
Net cash proceeds	5,839
Less:
Carrying value of business and assets sold	12,145
Net loss on sale of business	$6,306

Assets and liabilities related to discontinued operations or held for sale consisted of the following:

	December 31, 2018	December 31, 2017
Assets
Current assets held for sale:
Accounts receivable, net	$108	$15
Inventory, net	2,841	3,076
Other current assets	328	531
Long-term assets held for sale:
Property and equipment, net	260	727
Other noncurrent assets	1,866	2,528
Goodwill	3,550	3,550
Intangible assets, net	5,957	7,207
Total assets	$14,910	$17,634

Liabilities
Current liabilities held for sale:
Accounts payable and accrued liabilities	$580	$584
Noncurrent liabilities held for sale:
Other noncurrent liabilities	78	107
Deferred revenues	167	94
Total liabilities held for sale	$825	$785

The following table summarizes the results of discontinued operations for the periods presented (in thousands):

	Year ended December 31,
	2018	2017
Product revenue	$2,671	$2,689
License revenue	1,000	—
Total revenues	3,671	2,689
Cost of revenues	2,373	2,543
Gross profit	1,298	146
Operating expenses:
Research and development	3,099	6,605
Sales and marketing	1,375	2,252
General and administrative	760	894
Total operating expenses	5,234	9,751
Operating loss	(3,936)	(9,605)
Other income (expense)	180	13
Loss from discontinued operations	$(3,756)	$(9,592)

During year ended December 31, 2018 and 2017, revenues from discontinued operations were related to the cell therapy business. Because of the sale of the cell therapy business to Lorem and Mr. Shirahama, all product revenues and costs of product revenues for these periods have been removed from the consolidated statements of operations.

Included in the statement of cash flows are the following non-cash adjustments related to the discontinued operations (in thousands):

	For the year ended December 31,
	2018	2017
Depreciation and amortization	$1,625	$1,630
Provision for excess inventory	$463	$340
(Loss) gain on asset disposal	$(36)	$40

The changes in the carrying amounts of finite-life intangible assets related to our discontinued operations for the years ended December 31, 2018 and 2017 are as follows (in thousands):

	December 31, 2018	December 31, 2017
Intangibles, net:
Beginning balance	$7,207	$8,447
Increase	—	—
Amortization	(1,250)	(1,240)
Ending balance	$5,957	$7,207

4.	Fair Value

Measurements

Fair value measurements are market-based measurements, not entity-specific measurements.  Therefore, fair value measurements are determined based on the assumptions that market participants would use in pricing the asset or liability.  We follow a three-level hierarchy to prioritize the inputs used in the valuation techniques to derive fair values.  The basis for fair value measurements for each level within the hierarchy is described below:

•	Level 1: Quoted prices in active markets for identical assets or liabilities.
•

Level 2: Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable in active markets.

•	Level 3: Valuations derived from valuation techniques in which one or more significant inputs are unobservable in active markets.

As of December 31, 2017, we did not have any asset or liability measured at fair value presented on our balance sheet.

Warrants with exercise price reset features (down-round protection) are accounted for as liabilities, with changes in the fair value included in net loss for the respective periods.  Because some of the inputs to our valuation model are either not observable or are not derived principally from or corroborated by observable market data by correlation or other means, the warrant liability is classified as Level 3 in the fair value hierarchy.

The following table summarizes the change in our Level 3 warrant liability value (in thousands):

	Years ended December 31,
Warrant liability	2018	2017
Beginning balance	$3,149	$—
Change in fair value	(2,233)	—
Ending balance	$916	$—

Financial Instruments

We disclose fair value information about all financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate fair value. The disclosures of estimated fair value of financial instruments at December 31, 2018 and 2017, were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts.

The carrying amounts for cash and cash equivalents, accounts receivable, other current assets, accounts payable, accrued expenses and other liabilities approximate fair value due to the short-term nature of these instruments. Further, based on the borrowing rates currently available for loans with similar terms, we believe the fair value of long-term debt approximates its carrying value.

At December 31, 2018 and 2017, the aggregate fair value and the carrying value of the Company’s long-term debt were as follows (in thousands):

	December 31, 2018		December 31, 2017
	Fair Value	Carrying Value	Fair Value	Carrying Value
Debt	$14,043	$14,202	$13,427	$13,624

Carrying value is net of debt discount of $0.6 million and $0.4 million as of December 31, 2018 and 2017, respectively.

The fair value of debt is classified as Level 3 in the fair value hierarchy as some of the inputs, primarily the effective interest rate, to our valuation model are either not observable quoted prices or are not derived principally from or corroborated by observable market data by correlation or other means.

Nonfinancial Assets and Liabilities

We apply fair value techniques on a non-recurring basis associated with: (1) valuing potential impairment losses related to goodwill which are accounted for pursuant to the authoritative guidance for intangibles—goodwill and other; and (2) valuing potential impairment losses related to long-lived assets which are accounted for pursuant to the authoritative guidance for property, plant and equipment.

5.	Asset Purchase Agreement with Azaya Therapeutics

On February 15, 2017 (the “Closing Date”), we completed the acquisition from Azaya Therapeutics, Inc. (“Azaya”) of certain tangible assets which consisted of a research lab, equipment and leasehold improvements and the assumption of certain of liabilities of Azaya, pursuant to an Asset Purchase Agreement (the “Agreement”). The book value of the tangible assets acquired was approximately $3.0 million at the acquisition date. The assets acquired are located in a facility rented in San Antonio, TX, by Plus. In addition, pursuant to the Agreement, we acquired intangible assets comprised of two drug candidates in process research and development (IPR&D) stage (i) ATI-0918, a generic bioequivalent formulation of Doxil ® /Caelyx ® , a chemotherapy drug that is a liposomal formulation of doxorubicin; and (ii) ATI-1123, a chemotherapy drug that is a liposomal formulation of docetaxel.

At the closing of the acquisition, we (i) issued 117,325 of shares of our common stock in Azaya’s name, (A) 87,994 of which were delivered to Azaya promptly after the Closing, and (B) 29,331 of which were deposited into a 15-month escrow pursuant to a standard escrow agreement; and (ii) assumed the obligation to pay approximately $1.8 million of Azaya’s existing payables, all of which were paid prior December 31, 2017.  At the Closing Date, Azaya had no employees and therefore no Azaya employees were transitioned to us.

In addition, as of the Closing Date, the Company committed to certain contingent consideration to: (i) pay Azaya fixed commercialization milestone payments based upon achievement of certain net sales milestones for ATI-0918; (ii) make certain earn-out payments to Azaya equal to a mid-single-digit percentage of net sales of ATI-0918; and (iii) make certain earn-out payments to Azaya equal to a low single-digit percentage of net sales of any product (ATI-0918 is the “Generic Product” and ATI-1123 is the “Patented Product”), including ATI-1123, that practices a claim in the related patent assigned by Azaya to the Company (the “ATI-1123 Patent”).  Our aggregate earn-out payment obligations to Azaya from global net sales of both ATI-0918 and any Patented Product will not exceed $100.0 million (the “Earn-Out Cap”).

Further, the Agreement provides that if we enter into certain assignments, licenses or other transfers of rights to a Patented Product or the ATI-1123 Patent, we will pay Azaya a percentage in the low to mid-teens of the consideration received by us, provided, that our aggregate payment obligation to Azaya for any such assignment, license or other transfer of rights will not exceed $50.0 million.

If the Company or its successors, sublicenses or transferees sells a competing product to ATI-0918 at any time prior to satisfaction of the Earn-Out Cap, other than because ATI-0918 fails to receive marketing authorization from the European Medicines Agency within a certain period of time or fails to generate a minimum threshold of net sales within a pre-determined amount of time, then 50% of the net sales of such competing product would be deemed to be net sales of ATI-0918 under the Agreement for purposes of calculating commercialization milestone payments and earn-out payments.

We accounted for the acquisition as an asset acquisition because the acquired set of assets did not meet the definition of a business. The total consideration of $4.3 million, which consists of $2.3 million related to the fair value of the common stock issued to Azaya at the acquisition date, $1.8 million in assumed liabilities and $0.2 million in acquisition costs, was allocated to the assets acquired based on their relative fair values at the time of acquisition. All other future payments were deemed contingent consideration which will be accounted for when the contingency is resolved and the consideration is paid or becomes payable.

When determining the fair value of tangible assets acquired, the Company estimated the cost to replace the tangible asset with a new asset, taking into consideration such factors as age, condition and the economic useful life of the asset. When determining the fair value of intangible assets acquired, the Company used a discounted cash flow model with key inputs being the applicable discount rate, market growth rates and the timing and amount of future cash flows. The acquired IPR&D is in the early stage of development. Additional research, pre-clinical studies, and regulatory approvals must be successfully completed prior to selling any product. Because there is no current alternative use for the IPR&D, following the authoritative accounting guidance, the Company has expensed it in full on the Closing Date. The Company measured the fair value of the shares issued as consideration in the acquisition of the assets based on the stock price at the acquisition date. Transaction costs directly related to the acquisition of the assets have been capitalized. The total consideration was allocated on a relative fair value basis to the assets acquired, as follows (in thousands):

February 15, 2017
Tangible assets	$2,586
Intangible assets	1,686
Total assets	$4,272

Accounts payable	$1,796
Fair value of the common stock issued	2,311
Transaction costs	165
Total consideration	$4,272

6.	Composition of Certain Financial Statement Captions

Other Current Assets

As of December 31, 2018 and 2017, other current assets were comprised of the following (in thousands):

	December 31,
	2018	2017
Prepaid services, current	$166	$121
Prepaid insurance	564	556
Other receivables	55	103
	$785	$780

Property and Equipment, net

As of December 31, 2018 and 2017, property and equipment, net, were comprised of the following (in thousands):

	December 31,
	2018	2017
Office and computer equipment	$1,279	$1,041
Leasehold improvements	1,682	1,686
Property and equipment – gross	2,961	2,727
Less accumulated depreciation	(662)	(402)
Property and equipment – net	$2,299	$2,325

Depreciation expense totaled $0.3 million and $0.4 million for the years ended December 31, 2018 and 2017, respectively.

Other Assets

As of December 31, 2018 and 2017, other assets were comprised of the following (in thousands):

	December 31,
	2018	2017
Deposits	$39	$42
	$39	$42

Accounts Payable and Accrued Expenses

As of December 31, 2018 and 2017, accounts payable and accrued expenses were comprised of the following (in thousands):

	December 31,
	2018	2017
Accrued expenses	$824	$1,182
Accounts payable	721	1,297
Accrued payroll and bonus	423	750
Accrued legal fees	186	509
Accrued vacation	192	64
Accrued R&D studies	230	285
Other current liabilities	201	119
	$2,777	$4,206

7.	Commitments and Contingencies

We have entered into agreements with various research organizations for pre-clinical and clinical development studies, which have provisions for cancellation. Under the terms of these agreements, the vendors provide a variety of services including conducting research, recruiting and enrolling patients, monitoring studies and data analysis. Payments under these agreements typically include fees for services and reimbursement of expenses. The timing of payments due under these agreements is estimated based on current study progress.  As of December 31, 2018, we have clinical research study obligations of $3.0 million, $1.8 million of which is expected to be paid within a year.  Should the timing of the clinical trials change, the timing of the payment of these obligations would also change.

We lease facilities for our headquarters office location as well as satellite office locations. As of December 31, 2018, we have contractual lease obligations to make payments on leases of office and manufacturing space as follows:

Years Ending December 31,	Obligation
2019	$1,282
2020	638
2021	638
2022	192
Total	$2,750

Rent expense, which includes common area maintenance, for the years ended December 31, 2018 and 2017 was $1.4 million and $1.6 million, respectively.

On February 27, 2017, we entered into a Lease Agreement of office space for our corporate headquarters in San Diego, California (the “Lease”). The initial term of the Lease is 63 months and may be extended upon mutual agreement. The commencement date was originally expected to take place in November 2017 and subsequently amended to January 1, 2018. In connection with our restructuring announced in September 2017, we began negotiations with the landlord and in February 2018, announced a buy-out of our obligations with the Lease of approximately $0.6 million, included in the general and administrative expenses.

We are subject to various claims and contingencies related to legal proceedings.  Due to their nature, such legal proceedings involve inherent uncertainties including, but not limited to, court rulings, negotiations between affected parties and governmental actions.  Management assesses the probability of loss for such contingencies and accrues a liability and/or discloses the relevant circumstances, as appropriate.  Management believes that any liability to us that may arise as a result of currently pending legal proceedings will not have a material adverse effect on our financial condition, liquidity, or results of operations as a whole.

On April 27, 2018, Lorem Vascular (“Lorem”) filed suit against the Company in the U.S. District Court for the Southern District of California alleging the Company breached an oral agreement made in 2013 to purchase 5% of Lorem’s common stock for an aggregate amount of $5.0 million, and seeking specific performance of the alleged oral agreement and damages in an amount to be determined at trial. The Company filed a motion to dismiss all of Lorem’s claims, and on July 11, 2018 the Court granted the Company’s motion to dismiss. Lorem filed an amended complaint on August 3, 2018, advancing similar causes of action and seeking similar relief. Plus filed a renewed motion to dismiss on August 27, 2018, and on October 1, 2018, Lorem voluntarily dismissed its amended complaint in its entirety.

On August 31, 2018, we filed a Demand for Arbitration with the American Arbitration Association in San Diego, California, against Bimini Technologies LLC (“Bimini”) for fraud and breach of a Sale and Exclusive License/Supply Agreement made in 2013 under which Bimini licensed rights to the Company’s Standalone Fat Transplantation, including the Puregraft Product Line and associated trademarks.  Our arbitration demand alleged that Bimini failed to make a $1.0 million milestone payment due to the Company after Bimini achieved $10.0 million in gross profits from the sale of the Company’s Puregraft product line, and Bimini deceived the Company about Bimini’s true gross profits figures.  Our arbitration demand sought that $1.0 million milestone payment, as well prejudgment interest and attorneys’ fees.  On October 29, 2018 Bimini made the $1.0 million milestone payment. The parties subsequently entered into a settlement agreement resolving the claims in the Demand for Arbitration.

8.	Term Loan Obligations

On May 29, 2015, the Company entered into the Loan and Security Agreement, with Oxford (the “Loan and Security Agreement”), pursuant to which it funded an aggregate principal amount of $17.7 million (“Term Loan”), subject to the terms and conditions set forth in the Loan and Security Agreement. The Term Loan accrues interest at a floating rate of at least 8.95% per annum, comprised of three-month LIBOR rate with a floor of 1.00% plus 7.95%.  Pursuant to the Loan and Security Agreement, we were previously required to make interest only payments through June 1, 2016 and thereafter we were required to make payments of principal and accrued interest in equal monthly installments sufficient to amortize the Term Loan through June 1, 2019, the maturity date. On February 23, 2016, we received an acknowledgement and agreement from Oxford related to the positive data on our U.S. ACT-OA clinical trial. As a result, pursuant to the Loan and Security Agreement, the period for which we are required to make interest-only payments was extended from July 1, 2016 to January 1, 2017. All unpaid principal and interest with respect to the Term Loan is due and payable in full on June 1, 2019. At maturity of the Term Loan, or earlier repayment in full following voluntary prepayment or upon acceleration, we are required to make a final payment in an aggregate amount equal to approximately $1.1 million. In connection with the Term Loan, on May 29, 2015, we issued to Oxford warrants to purchase an aggregate of 188 shares of our common stock at an exercise price of $5,175 per share. These warrants became exercisable as of November 30, 2015 and will expire on May 29, 2025 and, following the authoritative accounting guidance, are equity classified and its respective fair value was recorded as a discount to the debt.

On September 20, 2017, the Company entered into an amendment to the Term Loan, pursuant to which, among other things, Oxford agreed to reduce the minimum liquidity covenant level originally at $5 million to $1.5 million.  The amendment also extended the interest-only period under the Loan Agreement through August 1, 2018, as the Company successfully closed on a financing and received unrestricted net cash proceeds in excess of $5 million on or before December 29, 2017.

On June 19, 2018, the Company entered into a second amendment (the “Second Amendment”) to the Term Loan with Oxford. The Second Amendment extends the interest-only period under the Term Loan to December 1, 2018 if the Company receives unrestricted gross cash proceeds of at least $15 million from the sale and issuance of the Company’s equity securities on or before August 31, 2018. The Company agreed to pay Oxford an amendment fee of $250,000 at the earlier of maturity or acceleration of the loan.

On August 31, 2018, the Company entered into a third amendment (the “Third Amendment”) to the Term Loan with Oxford. The Third Amendment extends the interest-only period under the Term Loan to December 31, 2018 and also requires that the Company pay to Oxford, in accordance with its pro rata share of the loans, 75% of all proceeds received (i) from the issuance and sale of unsecured subordinated convertible debt, (ii) in connection with a joint venture, collaboration or other partnering transaction, (iii) in connection with any licenses, (iv) from dividends (other than non-cash dividends from wholly owned subsidiaries) and (v) from the sale of any assets (such requirement, the “Prepayment Requirement”).  The Prepayment Requirement does not apply to proceeds from the sale and issuance of the Company’s equity securities, other than convertible debt.  The Prepayment Requirement shall apply until an aggregate principle amount of $7.0 million has been paid pursuant to the Prepayment Requirement.  However, if less than $7.0 million has been paid pursuant to the Prepayment Requirement on December 31, 2018 then the Company is required to promptly make additional payments until an aggregate principal amount of $7.0 million has been paid. The Company agreed to pay Oxford an amendment fee of $50,000 at the earlier of maturity or acceleration of the loan.

On December 31, 2018, the Company entered into a fourth amendment (the “Fourth Amendment”) to the Term Loan with Oxford. Oxford agreed to extend the maturity date from June 1, 2019 to June 1, 2020.  The Amendment increases the minimum liquidity covenant level from $1.5 million to $2.0 million and extends the interest-only period under the Loan Agreement to March 1, 2019. The Amendment also requires that the Company achieve one of the following by January 31, 2019: enter into an asset sale agreement with a minimum unrestricted net cash proceeds to the Company of $4.0 million; enter into a binding agreement for the issuance and sale of its equity securities or unsecured convertible subordinated debt which would result in unrestricted gross cash proceeds of not less than $7.5 million; or enter into a merger agreement pursuant to which the obligations under the Loan Agreement would be paid down to a level satisfactory to Oxford. The Company agreed to pay Oxford an amendment fee of $350,000 at the earlier of maturity or acceleration of the loan. On February 13, 2019, the Company entered into a fifth amendment of the loan agreement to primarily extend the January 31, 2019 obligations under the Fourth Amendment to February 28, 2019. On March 4, 2019, the Company entered into a sixth amendment of the loan agreement to primarily extend the February 13, 2019 obligations under the fifth amendment to March 29, 2019.

The Term Loan, as amended, is collateralized by a security interest in substantially all of the Company’s existing and subsequently acquired assets, including its intellectual property assets, subject to certain exceptions set forth in the Loan and Security Agreement, as amended.   The intellectual property asset collateral will be released upon the Company achieving certain liquidity levels when the total principal outstanding under the Loan Agreement is less than $3 million. As of December 31, 2018, we were in compliance with all of the debt covenants under the Loan and Security Agreement.

The Term Loan Agreement contains customary indemnification obligations and customary events of default, including, among other things, our failure to fulfill certain obligations under the Term Loan, as amended, and the occurrence of a material adverse change, which is defined as a material adverse change in our business, operations, or condition (financial or otherwise), a material impairment of the prospect of repayment of any portion of the loan. In the event of default by us or a declaration of material adverse change by our lender, under the Term Loan, the lender would be entitled to exercise its remedies thereunder, including the right to accelerate the debt, upon which we may be required to repay all amounts then outstanding under the Term Loan, which could materially harm our financial condition. As of December 31, 2018, we were in compliance with all covenants under the Term Loan and have not received any notification or indication from Oxford to invoke the material adverse change clause. However, due to our current cash flow position and the substantial doubt about our ability to continue as a going concern, the entire principal amount of the Term Loan has been reclassified to short-term. We will continue to evaluate the debt classification on a quarterly basis and evaluate for reclassification in the future should our financial condition improve.

Additional details relating to the outstanding Term Loan as of December 31, 2018 and 2017 are presented in the following table (in thousands):

Year ended December 31, 2018
Origination Date	Original Loan Amount	Interest Rate**	Current Monthly Payment***	Original Term	Remaining Principal (Face Value)
May 2015	$17,700	8.95%	$100	48 Months	$12,980

Year ended December 31, 2017
Origination Date	Original Loan Amount	Interest Rate**	Current Monthly Payment*	Original Term	Remaining Principal (Face Value)
May 2015	$17,700	8.95%	$100	48 Months	$12,980

* Monthly payment as of December 2017, which reflects interest only

** 3 month LIBOR rate with a floor of 1% plus 7.95%

*** Monthly payment as of December 2018, which reflects interest only

As of December 31, 2018, the future contractual principal and final fee payments on all of our debt and capital lease obligations are as follows (as thousands):

Years Ending December 31,
2019	$8,653
2020	6,090
Total	$14,743

Reconciliation of Face Value to Book Value as of December 31, 2018
Total debt and lease obligations, including final payment fee (Face Value)	$14,743
Less: Debt discount	(541)
Total obligation	$14,202

Our interest expense for the years ended December 31, 2018 and 2017 was $1.9 million and $2.0 million, respectively.  Interest expense is calculated using the effective interest method, therefore it is inclusive of non-cash amortization in the amount of $0.6 million and $0.7 million, respectively, related to the amortization of the debt discount, capitalized loan costs, and accretion of final payment.

9.	Income Taxes

Due to our net losses from continuing operations for the years ended December 31, 2018 and 2017, and since the Company has recorded a full valuation allowance against deferred tax assets, there was no provision or benefit for income taxes recorded.

The components of income/(loss) before income tax provision (benefit) from continuing operations as of December 31, 2018 and 2017 are as follows (in thousands):

	2018	2017
U.S.	$(8,346)	$(12,230)
Foreign	(507)	(843)
	$(8,853)	$(13,073)

A reconciliation of the total income tax provision tax rate from continuing operations to the statutory federal income tax rates of 21% and 34% for the years ended December 31, 2018 and 2017, respectively, is as follows:

	2018	2017
Income tax expense (benefit) at federal statutory rate	(21.0)%	(34.0)%
Income tax expense (benefit) at state statutory rate	(8.2)%	(6.7)%
Change in valuation allowance	35.8%	(324.5)%
Change in state rate	(0.1)%	(1.5)%
Permanent interest adjustments	0.7%	0.4%
Stock compensation	1.8%	5.2%
Research credit	(1.4)%	(1.9)%
Foreign rate differential	—	350.4%
NOLs expiring and adjustments to NOL	—	12.1%
Mark to market adjustment	(5.3)%	—
Other, net	(2.3)%	0.5%
	0.0%	0.0%

The tax effects of temporary differences that give rise to significant portions of our deferred tax assets and deferred tax liabilities as of December 31, 2018 and 2017 are as follows (in thousands):

	2018	2017
Deferred tax assets:
Allowances and reserves	$270	$140
Accrued expenses	122	154
Stock based compensation	996	1,065
Net operating loss carryforwards	91,197	87,426
Income tax credit carryforwards	8,671	8,587
Property and equipment, principally due to differences in depreciation	548	514
Other, net	38	45
	101,842	97,931
Valuation allowance	(101,091)	(97,089)
Total deferred tax assets, net of allowance	751	842
Deferred tax liabilities:
Intangibles assets	(751)	(842)
Total deferred tax liability	(751)	(842)
Net deferred tax assets (liability)	$—	$—

The Company has established a valuation allowance against its net deferred tax assets due to the uncertainty surrounding the realization of such assets. The Company periodically evaluate the recoverability of the deferred tax assets. At such time as it is determined that it is more likely than not that deferred assets are realizable, the valuation allowance will be reduced. The Company has recorded a full valuation allowance of $101.1 million as of December 31, 2018 as it does not believe it is more likely than not our net deferred tax assets will be realized. The Company increased its valuation allowance by approximately $4.0 million during the year ended December 31, 2018.

At December 31, 2018, we had federal, and state tax loss carry forwards of approximately $380.6 million, and $156.8 million, respectively. The federal and state net operating loss carry forwards begin to expire in 2019 and 2028, respectively, if unused. The federal net operating loss carryover includes $13.1 million of net operating losses generated in 2018. Federal net operating losses generated from 2018 onwards carryover indefinitely and may generally be used to offset up to 80% of future taxable income. At December 31, 2018, we had federal and state tax credit carry forwards of approximately $5.2 million and $4.5 million, respectively, after reduction for uncertain tax positions. The Company has not performed a formal research and development credit study with respect to these credits.  The federal credits will begin to expire in 2019, if unused, and the state credits carry forward indefinitely.

Pursuant to the Internal Revenue Code (“IRC”) of 1986, as amended, specifically IRC §382 and IRC §383, The Company’s ability to use net operating loss and R&D tax credit carry forwards (“tax attribute carry forwards”) to offset future taxable income is limited if we experience a cumulative change in ownership of more than 50% within a three-year testing period. The Company has not completed an ownership change analysis pursuant to IRC Section 382 for taxable years ended after December 31, 2007. If ownership changes within the meaning of IRC Section 382 are identified as having occurred subsequent to 2007, the amount of remaining tax attribute carry forwards available to offset future taxable income and income tax expense in future years may be significantly restricted or eliminated.  Further, the Company’s deferred tax assets associated with such tax attributes could be significantly reduced upon realization of an ownership change within the meaning of IRC §382.

In December 2017, the Tax Cuts and Jobs Act (the "2017 Act) was enacted. The 2017 Tax Act includes a number of changes to existing U.S. tax laws that impact the Company, most notably a reduction of the U.S. corporate income tax rate from 35 percent to 21 percent for tax years beginning after December 31, 2017. In 2017 and in the first nine months of 2018, the Company recorded provisional amounts for certain enactment-date effects of the act by applying the guidance in Staff Accounting Bulletin No. 118 ("SAB 118") because we had not completed our accounting for these effects.  In 2018 and 2017, the Company recorded $0 net tax expense related to the enactment-date effects of the Act related to the remeasurement of deferred tax assets and liabilities.  There were no changes made in 2018 to our 2017 enactment-date provisional amounts.

The Company applied the guidance in SAB 118 when accounting for the enactment-date effects of the Act in 2017 and throughout 2018. At December 31, 2017, the Company had not completed its accounting for all of the enactment-date income tax effects of the Act under ASC 740, Income Taxes, related to the remeasurement of deferred tax assets and liabilities. At December 31, 2018, the Company has now completed our accounting for all of the enactment-date income tax effects of the Act and no adjustments were made to the provisional amounts recorded at December 31, 2017.

As of December 31, 2017, the Company remeasured certain deferred tax assets and liabilities based on the rates at which they were expected to reverse in the future (which was generally 21%), by recording a provisional amount of $45.8 million, which was fully offset by valuation allowance. Upon further analysis of certain aspects of the Act and refinement of our calculations during the 12 months ended December 31, 2018, the Company determined that no adjustment was necessary to our provisional amount.

The Company follows the provisions of income tax guidance which provides recognition criteria and a related measurement model for uncertain tax positions taken or expected to be taken in income tax returns. The guidance requires that a position taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not that the position would be sustained upon examination by tax authorities. Tax positions that meet the more likely than not threshold are then measured using a probability weighted approach recognizing the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement. The Company has not recognized any liability for uncertain tax positions as of December 31, 2018 and 2017.

Following is a tabular reconciliation of the unrecognized tax benefits activity during the years ended December 31, 2018 and 2017 (in thousands):

	2018	2017
Unrecognized Tax Benefits – Beginning	$2,157	$2,062
Gross increases – tax positions in prior period	1	—
Gross decreases – tax positions in prior period	(3)	—
Gross increase – current-period tax positions	61	95
Unrecognized Tax Benefits – Ending	$2,216	$2,157

The unrecognized tax benefit amounts are reflected in the determination of the Company’s deferred tax assets. If recognized, none of these amounts would affect the Company’s effective tax rate, since it would be offset by an equal reduction in the deferred tax asset valuation allowance.  The Company does not foresee material changes to its liability for uncertain tax benefits within the next twelve months.

The Company did not recognize interest related to unrecognized tax benefits in interest expense and penalties in operating expenses as of December 31, 2018.

The Company’s material tax jurisdictions are United States and California. To its knowledge, the Company is currently not under examination by the Internal Revenue Service or any other taxing authority.

The Company’s tax years for 1998 (federal) and 1997 (CA) and forward can be subject to examination by the United States and California tax authorities due to the carry forward of net operating losses and research development credits.

10.	Employee Benefit Plan

We implemented a 401(k) retirement savings and profit sharing plan (the “Plan”) effective January 1, 1999. We may make discretionary annual contributions to the Plan, which is allocated to the profit sharing accounts based on the number of years of employee service and compensation. At the sole discretion of the Board of Directors, we may also match the participants’ contributions to the Plan. We made no discretionary or matching contributions to the Plan in 2018 or 2017.

11.	Stockholders’ Equity

Preferred Stock

The Company has authorized 5,000,000 shares of preferred stock, par value $0.001 per share. The Company’s Board of Directors is authorized to designate the terms and conditions of any preferred stock we issue without further action by the common stockholders. There were 13,500 shares of Series A 3.6% Convertible Preferred Stock and 10,000 Series B Convertible Preferred Stock that had been issued at December 31, 2018 and December 31, 2017, respectively. There were no shares of Series A 3.6% Convertible Preferred Stock outstanding as of either date. There were 1,112 and 2,431 shares of Series B Convertible Preferred Stock outstanding as of December 31, 2018 and December 31, 2017, respectively. There were 3,494 and 0 shares of Series C Preferred Stock outstanding as of December 31, 2018 and December 31, 2017, respectively.

On November 27, 2017, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock with the Delaware Secretary of State creating a new series of its authorized preferred stock, par value $0.001 per share, designated as the “Series B Convertible Preferred Stock”. The number of shares initially constituting the Series B Convertible Preferred Stock was set at 10,000 shares. Pursuant to a registration statement on Form S-1, originally filed on August 14, 2017, as amended, and declared effective by the U.S. Securities and Exchange Commission (“SEC”) on November 2, 2017, and related prospectus (as supplemented), the Company registered and distributed to holders of its common stock, at no charge, non-transferable subscription rights to purchase up to an aggregate of 10,000 units consisting of 10,000 shares of Series B Convertible Preferred Stock and 18 million warrants, with every 10 warrants exercisable for one common stock at an exercise price of $3.333 per share for 30 months from the date of issuance at any time after the date the stockholder approval to increase our authorized common stock share count.  Pursuant to the 2017 Rights Offering, which closed on November 28, 2017, the Company sold an aggregate of 10,000 units, resulting in total net proceeds to the Company of approximately $8.8 million.  Based on the relevant authoritative accounting guidance, the warrants were equity classified at the issuance date. The warrants may be redeemed by the Company at $0.01 per warrant prior to their expiration if the Company’s common stock closes above $8.33 per share for 10 consecutive trading days.

On July 25, 2018, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (the “Certificate of Designation”) with the Delaware Secretary of State creating a new series of its authorized preferred stock, par value $0.001 per share, designated as the Series C Convertible Preferred Stock (the “Series C Preferred Stock”). The number of shares initially constituting the Series C Preferred Stock was set at 7,000 shares. Pursuant to a registration statement on Form S-1 originally filed on April 27, 2018, as amended, and became effective on July 17, 2018, and related prospectus (as supplemented), the Company registered and distributed to holders of its common stock and Series B Convertible Preferred Stock, at no charge, non-transferable subscription rights to purchase up to an aggregate of 20,000 units each consisting of one share of Series C Preferred Stock and 1,050 warrants for $1,000 per unit. The warrants are exercisable for an aggregate of 141,183 shares of the Company’s common stock at an exercise price of $39.93 per share for 30 months from the date of issuance and each share of Series C Preferred Stock is convertible into 25 shares of the Company's common stock. Pursuant to the 2018 Rights Offering, which closed on July 25, 2018, the Company sold an aggregate of 6,723 units, resulting in total net proceeds to the Company of approximately $5.7 million.

The fair value of the common stock into which the Series C Preferred Stock was convertible on the date of issuance exceeded the proceeds allocated to the preferred stock, resulting in the beneficial conversion feature that we recognized as a deemed dividend to the preferred stockholders and, accordingly, an adjustment to net loss to arrive at net loss allocable to common stockholders.  We recorded a deemed dividend within additional paid-in capital of $2.5 million for the quarter ended December 31, 2018, related to a beneficial conversion feature included in the issuance of our Series C Convertible Preferred Stock.

Common Stock

On April 11, 2017, we entered into the Underwriting Agreement with Maxim relating to the issuance and sale of 17,881 shares of our common stock. The price to the public in the offering was $550.00 per share. Maxim purchased the shares from us pursuant to the Underwriting Agreement at a price of $520.00 per share. The net proceeds to us from the offering were approximately $8.7 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The offering closed on April 17, 2017. In addition, under the terms of the Underwriting Agreement, we granted Maxim a 45-day overallotment option to purchase up to 1,888 additional shares of common stock. On May 31, 2017, Maxim exercised their overallotment option and purchased 1,698 shares at $550.00 per share. The net proceeds to us were $0.8 million, after deducting underwriting costs and offering expenses payable by us.

On June 1, 2018, the Company entered into a Sales Agreement with B. Riley FBR to sell shares of its common stock having an aggregate offering price of up to $6.5 million through its ATM program. Through December 31, 2018, the Company sold a total of 79,234 shares for proceeds of approximately $1.7 million through the ATM program.

On September 21, 2018, the Company entered into a Purchase Agreement (the “Lincoln Park Purchase Agreement”) with Lincoln Park pursuant to which the Company has the right to sell to Lincoln Park and Lincoln Park is obligated to purchase up to $5.0 million of shares, of the Company’s common stock, over the 24-month period following October 15, 2018. The Company may direct Lincoln Park, at its sole discretion and subject to certain conditions, to purchase up to 5,000 shares of common stock on any business day but in no event will the amount of a single Regular Purchase (as defined in the Lincoln Park Purchase Agreement) exceed $1.0 million. The purchase price of shares of common stock related to the Regular Purchases will be based on the prevailing market prices of such shares at the time of sales. The Company’s sales of shares of common stock to Lincoln Park under the Lincoln Park Purchase Agreement are limited to the number of shares that would result in the beneficial ownership by Lincoln Park and its affiliates, at any single point in time, of no more than 4.99% of the then outstanding shares of the common stock. There are no trading volume requirements or restrictions under the Lincoln Park Purchase Agreement. There is no upper limit on the price per share that Lincoln Park must pay for common stock under a Regular Purchase or an accelerated purchase and in no event under an accelerated purchase will shares be sold to Lincoln Park on a day the closing price of the Company’s common stock is less than the floor price of $12.50 per share as set forth in the Lincoln Park Purchase Agreement. Through December 31, 2018, the Company sold a total of 12,802 shares for proceeds of approximately $0.3 million through the Lincoln Park Purchase Agreement.

12.	Stock-based Compensation

In August 2014, we adopted the 2014 Equity Incentive Plan (the “2014 Plan”), which provides our employees, directors and consultants the opportunity to purchase our common stock in the form of options (incentive or non-qualified), stock appreciation rights, restricted stock purchase rights, restricted stock bonuses, restricted stock units, performance shares, performance units, cash-based awards other stock-based awards, and deferred compensation awards.  The 2014 Plan initially provides for issuance of 530 shares of our common stock.  In August 2015, the Company amended the 2014 Plan to add 603 shares to its share pool. In addition, the amendment increased the number of “incentive stock options” which may be issued under the 2014 Plan by an identical amount. In May 2016, May 2017 and May 2018, the Company amended the 2014 Plan to add 666, 4,000, and 15,000 shares, respectively, to its share pool.

On December 29, 2015, we adopted the 2015 New Employee Incentive Plan (the “2015 Plan”). Awards under the 2015 Plan may only be made to an employee who has not previously been an employee or member of the Board of any parent or subsidiary, or following a bona fide period of non-employment by the Company or a parent or subsidiary, if he or she is granted such award in connection with his or her commencement of employment with the Company or a subsidiary and such grant is an inducement material to his or her entering into employment with the Company or such subsidiary. The 2015 Plan provides for issuance of 133 shares. In January 2017, the Company amended the 2015 Plan to add 500 shares to its share pool.

As of December 31, 2018, there are 3 shares and 18,957 shares of common stock remaining and available for future issuances under the 2015 and 2014 Plans, respectively, which are exclusive of securities to be issued upon an exercise of outstanding options, warrants, and rights.

Stock Options

Generally, options issued under the 2014 Plan, are subject to four-year vesting, and have a contractual term of 10 years.  Most options contain one of the following two vesting provisions:

•	12/48 of a granted award will vest after one year of service, while an additional 1/48 of the award will vest at the end of each month thereafter for 36 months, or
•	1/48 of the award will vest at the end of each month over a four-year period.

A summary of activity for the year ended December 31, 2018 is as follows:

	Options	Weighted Average Exercise Price
Balance as of January 1, 2018	2,017	$5,962.50
Granted	2,346	$108.00
Expired	(20)	$38,553.50
Cancelled/forfeited	(1,591)	$296.50
Balance as of December 31, 2018	2,752	$4,003.50

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Balance as of December 31, 2018	2,752	$4,003.50	7.90	$—
Vested and expected to vest at December 31, 2018	2,452	$4,447.00	7.78	$—
Exercisable at December 31, 2018	1,296	$8,099.50	6.59	$—

There were no stock options exercised in 2018 or 2017.

The fair value of each option awarded during the year ended December 31, 2018 and 2017 was estimated on the date of grant using the Black-Scholes-Merton option valuation model based on the following weighted-average assumptions:

	Years ended December 31,
	2018	2017
Expected term	7.1 years	6.6 years
Risk-free interest rate	2.94%	2.20%
Volatility	92.87%	78.84%
Dividends	—	—
Resulting weighted average grant date fair value	$1.74	$1.05

The weighted average risk-free interest rate represents the interest rate for treasury constant maturity instruments published by the Federal Reserve Board. If the term of available treasury constant maturity instruments is not equal to the expected term of an employee option, we use the weighted average of the two Federal Reserve securities closest to the expected term of the employee option.

The dividend yield has been assumed to be zero as we (a) have never declared or paid any dividends and (b) do not currently anticipate paying any cash dividends on our outstanding shares of common stock in the foreseeable future.

Restricted Stock Awards

Generally, restricted stock awards issued under the 2014 Plan are subject to a vesting period that coincides with the fulfillment of service requirements for each award and have a contractual term of 10 years. These awards are amortized to compensation expense over the estimated vesting period based upon the fair value of our common stock on the award date.

The following summarizes the total compensation cost recognized for the stock options and restricted stock awards in the accompanying financial statements (in thousands):

	Years ended December 31,
	2018	2017
Total compensation cost for share-based payment arrangements recognized in the statement of operations (net of tax of $0)	$355	$753

As of December 31, 2018, the total compensation cost related to non-vested stock options and stock awards not yet recognized for all our plans is approximately $0.2 million, which is expected to be recognized as a result of vesting under service conditions over a weighted average period of 1.5 years.

To settle stock options and restricted stock awards, we will issue new shares of our common stock.  At December 31, 2018, we have an aggregate of 20,114 shares authorized and available to satisfy option exercises under our plans.

Item 15. Exhibits, Financial Statement Schedules

(a) (2)	Financial Statement Schedules

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

For the years ended December 31, 2018 and 2017

(in thousands)

	Balance at beginning of year	Additions (A)	Deductions (B)	Other (C)	Balance at end of year
Allowance for doubtful accounts
Year ended December 31, 2018	$—	$—	$—	$—	$—
Year ended December 31, 2017	$—	$—	$—	$—	$—

(A)	Includes charges to costs and expenses.
(B)	Deductions for uncollectible accounts receivable includes payments collected and devices recovered from customers.
(C)	Miscellaneous activity.